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As filed with the Securities and Exchange Commission on December 24 ,2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLDGATE COMMUNICATIONS, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	4841	23-2866697
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3190 Tremont Avenue	Randall J. Gort, Esq.
Trevose, PA 19053	3190 Tremont Avenue
215-354-5100	Trevose, PA 19053
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	215-354-5100 (Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:
Walter J. Mostek, Jr., Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, Pennsylvania 19103

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Per Share Price(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value(3)	2,000,000	$0.93	$1,860,000	$150.48

Common Stock, $0.01 par value(4)	600,000	$0.93	$558,000	$45.14

Common Stock, $0.01 par value(5)	400,000	$0.93	$372,000	$30.09

Common Stock, $0.01 par value(6)	120,000	$0.93	$111,600	$9.03

Common Stock, $0.01 par value(7)	625,000	$0.93	$581,250	$47.03

Total Registration Fee				$281.77

(1)
Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the warrants, additional investment rights, and additional investment right warrants issued to the selling security holders.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock as reported on the Nasdaq SmallCap Market on December 18, 2003.

(3)
On December 1, 2003 and December 4, 2003, we completed private placements of units comprising an aggregate of 2,000,000 shares of our common stock, warrants to purchase 600,000 shares of our common stock, additional investment rights to purchase 400,000 shares of our common stock, and additional investment right warrants to purchase 120,000 shares of our common stock. This registration statement covers the re-sale of the common stock issued in connection with the private placement and the common stock issuable upon exercise of the warrants, additional investment rights, and additional investment right warrants.

(4)
Reflects shares of common stock issuable upon exercise of common stock purchase warrants.

(5)
Reflects shares of common stock issuable upon exercise of additional investment rights.

(6)
Reflects shares of common stock issuable upon exercise of the common stock purchase warrants included in the additional investment rights.

(7)
On December 19, 2003, we issued 625,000 shares of our common stock to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them. This registration statement covers the re-sale of the common stock issued to Mototech Inc.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 24, 2003

PROSPECTUS

WORLDGATE COMMUNICATIONS, INC.

3,745,000 Shares of Common Stock

        This prospectus relates to the reoffer and resale, from time to time, of up to 3,745,000 common shares by the selling security holders listed on pages 11 and 12 of this prospectus.

        The reoffer and resale of the common shares covered by this prospectus will be made by the selling security holders listed in this prospectus or by those holders' pledgees, donees, transferees, partners, or other successors in interest, in accordance with one or more of the methods described in the plan of distribution, which begins on page 13 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

        Our common stock is listed on the Nasdaq SmallCap Market under the symbol "WGAT." On December 23, 2003 the last reported sale price of our common stock on the Nasdaq SmallCap Market was $0.96 share.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

December     , 2003

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

i

WORLDGATE COMMUNICATIONS, INC.

PROSPECTUS SUMMARY

        This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under "Risk Factors."

        References to "we," "us," "our company" and "WorldGate" refer to WorldGate Communications, Inc. together with its subsidiaries.

Our Business

        WorldGate has developed a personal video phone that it plans to market under the trademark Ojo. Ojo employs proprietary image processing and system designs to deliver "true to life" synchronized images and sound.

        Through an assembled team of engineers and management chosen from the cable, telecommunications, high-definition television and computer industries, WorldGate has developed a wireless video phone, ergonomically designed specifically for in-home and business, personal video communication. WorldGate identified several past issues that have interfered with commercial success and consumer acceptance of video phones and sought to address each of these issues within Ojo. We believe that Ojo is differentiated, both from competitors and from previous efforts at personal video telephony, by providing: true to life communication, interoperation with the public switched telephone network, or PSTN, wireless implementation, ease of deployment by cable and direct subscriber line, or DSL, operators as well as end-users, and a highly styled ergonomic design. We believe Ojo is further differentiated by the development of a state of the art connectivity infrastructure, which leverages the convergence of the latest compression technology, processing power and increased bandwidth availability to help ensure, enable and maintain dedicated high quality end-to-end connections.

        We are currently in the process of completing the final design for the Ojo video phone product, and have commenced manufacturing prototypes for end-user trials, which we expect to commence in the first quarter of 2004. We expect to use third party contract manufacturers to manufacture the product for us, and anticipate a commercial launch for the product in the third quarter of 2004.

        The initial market for video phones is expected to be comprised of existing high-speed data customers, including both existing DSL and cable modem subscribers. Kagan Worldwide Media estimates that by the end of 2008 there will be almost 45 million modem subscribers in the United States while the international market is projected to approach 170 million DSL and data over cable service interface specification, or DOCSIS, modems by 2008. These modem users provide a large target market for a quality, low cost video phone offering. Additional video phone growth is expected to be derived from new technology adopters and regular long distance communicators such as families and close friends. We also expect that the business-to-business opportunity will be attractive as a means to improve interpersonal communication and multi-location productivity.

        Our business model is based solely on the sale of Ojo video phones, similar to the business model for other providers of consumer electronic products. We do not expect to receive any service fees or other forms of recurring revenue. We believe that cable and DSL operators could realize significant recurring revenue streams associated with offering this product. We have also developed this product to require very minimal capital investment or incremental costs for deployment. We expect to market and sell our products to cable and DSL operators as well as to consumers through traditional consumer electronics distribution channels. Our marketing objective is to have video phones, and Ojo in particular, supplement and hopefully replace ordinary home and business phones worldwide.

        Since our formation in 1995 and until very recently, our company has been in the business of developing and selling interactive television ("ITV") technology, products and services for use in conjunction with cable TV broadband networks (the "ITV Business"). Using our solutions, cable TV operators branded, marketed, and offered a wide variety of ITV packages to consumers. These packages included walled gardens of information, communications solutions complete with Internet-based e-mail and chat, and Web surfing, all presented and engaged on the TV set.

        During the third quarter of 2003, we completed a sale of certain assets, including our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3 million in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC marked a shift in our business away from the ITV Business and toward a new video phone product and associated business. The funds we received from the sale of assets to TVGateway, LLC, as well as the funds we received as a result of private placements of our securities on December 1, 2003 and December 4, 2003, have permitted us to fund the development of our new business.

        On December 1, 2003 and December 4, 2003, we completed private placements resulting in an aggregate issuance of 2,000,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 600,000 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 400,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 120,000 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights.

        The private placements resulted in aggregate gross proceeds to the Company of approximately $1.6 million. Ashenden Finance acted as the Company's placement agent with respect to the private placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the private placement in connection with its engagement by the Company.

Our Company

        We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995. In April 1999, we completed our initial public offering of 5,000,000 shares of our common stock. We maintain our primary Website at www.wgate.com. Our Website, and the information contained therein, are not part of this prospectus. Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053. Our telephone number is (215) 354-5100.

RISK FACTORS

        This offering and an investment in our securities involves a high degree of risk. Investors should consider each of the risks and uncertainties described in this section and all of the other information in this prospectus before deciding to invest in our common stock. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks and uncertainties develop into actual events. Investors may lose all or part of the money paid to buy our common stock.

Our ITV Business has accounted for all of our revenues to date; we cannot reliably project our continued revenues, and we expect to incur significant losses for an indefinite period of time.

        The ITV Business, including the assets we sold in the TVGateway transaction, has historically accounted for substantially all of our revenue. As a result of the TVGateway transaction as well as our continued going concern considerations, no assurances can be provided as to the amount of ongoing revenues, if any, or to the periods in which any such revenues may be received. Our video phone business involves the development of a new and as yet unreleased product line with no market penetration in an undeveloped market sector. We do not expect our video phone business to produce any significant revenues in the near term, and we plan to operate at a loss through at least 2005. We cannot predict when or to what extent our video phone product will begin to produce revenues, or whether we will ever reach profitability. If we are unable to achieve significant levels of recurring revenue from our video phone business, our losses will likely continue indefinitely. If this occurs, the market price of our common stock and our viability as a going concern could suffer.

        In addition, we have incurred significant obligations in connection with our ITV Business that are not needed for our video phone business, including facilities and capital lease obligations through 2010. These obligations were not transferred in the TVGateway transaction, and we will continue to bear the costs of these commitments even though the development of the video phone business will not benefit from such commitments. Although we have undertaken efforts to renegotiate these commitments and reduce expenses, there is no guarantee that we will be able to do so. These obligations will cause us to use cash resources for the purposes other than the conduct of the video phone product and business development activities.

We will not have sufficient working capital to fund our continuing video phone business, and we may be unable to obtain additional capital. If we obtain additional financing, you may suffer significant dilution.

        Despite the receipt of proceeds from the TVGateway transaction and December 1, 2003 and December 4, 2003 private placements of our securities, we anticipate that we will need to seek additional third party investment in the first half of 2004 in order to provide additional working capital for our video phone business. We cannot be certain that financing from third parties will be available on acceptable terms to us or at all. The extent and timing of our future capital requirements will depend upon several factors, including the rate of market acceptance of our products, the degree of competition for our products, and our level of expenditures, including those for product development, sales and marketing. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. The levels of funding of pre-revenue-stage companies generally by both venture funds and strategic investors have fallen dramatically in the past few years. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. If we are unable to secure such additional financing, we will have to curtail or suspend our business activities and may have to seek protection of the bankruptcy courts. If that happens, you could lose your entire investment. If we cannot raise additional financing on acceptable terms, we may not be able to continue to operate our business as a going concern. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock. If our common stock is listed on The Nasdaq National Market or The Nasdaq SmallCap Market at the time of a proposed equity financing resulting in the sale and issuance of twenty percent or more of the outstanding shares of our capital stock, we may be required to obtain stockholder approval of such issuance. There can be no assurance that we will be able to obtain any necessary stockholder approval, and the failure to obtain such approval could limit our ability to obtain needed capital. Due to the factors mentioned herein, our previous accountants have stated in their audit opinion that there is substantial doubt about our ability to continue as a going concern.

We expect to be increasingly dependent on a single line of business that currently has no products or revenues. We cannot predict our future results because our video phone business has no operating history.

        Since the recent consummation of the TVGateway transaction, our primary line of business has become the development of video phone products and technology. We are still in the process of completing our design for a commercially releasable product based on this technology and consequently there are currently no revenues from this line of business. Given the lack of operating history in the video phone business, it is difficult to predict our future results. Investors should consider the risks and uncertainties that we may encounter as a pre-revenue-stage company in a new and unproven market. These uncertainties include:

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  our ability to design and engineer products having the technological features planned for the video phone product line;

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  consumer demand for, and acceptance of, the video phone business products;

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  our ability to utilize relationships with cable operators, and other distributors, to drive sales;

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  our ability to demonstrate the benefits of our products and services to end users;

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  our unproven and evolving business model;

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  unfavorable economic conditions in the technology industry;

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  decreased capital spending on technology due to adverse economic conditions; and

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  global economic conditions.

Our video phone technology and products are not fully developed, are untested, and remain subject to significant uncertainty.

        Our video phone technology and products are in the development stage and have not been completed or proven. The market for products related to video telephony is characterized by uncertain user and customer requirements, and the emergence of new communications standards and practices. Each of these characteristics could impact our video phone products, intellectual property and system designs. The successful development of our products is subject to the risks that:

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  our proposed product is found to be ineffective for the intended purposes;

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  the proposed product is uneconomical to manufacture or market or does not achieve broad market acceptance; and

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  third parties hold proprietary rights that preclude us from marketing the product.

        Significant undetected errors or delays in new products or releases may affect market acceptance of our product. There can be no assurance that, despite our testing, errors will not be found in the initial product or subsequent releases after the commencement of commercial shipments, resulting in loss of customers or failure to achieve market acceptance.

        In addition, our video phone technology and product will need to be compatible with a broad array of disparate technologies in order to be interoperable with other products routinely used in cable operations such as routers, switches, operating systems and billing systems software. Without compatibility, we may not achieve market acceptance or demand for our products within our target base of customers because our products will not operate with many of the applications the target customers currently use.

Our landlord has obtained a judgment against us and may take possession of our executive office facility at any time.

        We have not paid our rent on our current facility since May 2003. As a result, our landlord, 3190 T General, Inc. has filed an action in the Court of Common Pleas, Bucks County Pennsylvania to perfect its interest to take possession of our facility at any time, and to establish damages for past rent and expenses. Although a judgment has been granted allowing our landlord to regain possession of the facility, we remain in the facility and in the process of negotiating a settlement of our lease obligation with the landlord in an effort to reduce our outstanding liability and secure the continued right to occupy the facility with a reduced ongoing lease obligation, although there can be no assurance that a settlement can be obtained. In lieu of rent payments our landlord is drawing down from our security deposit to satisfy the unpaid rent. As of September 30, 2003, the amount of the deposit remaining is $388.

We will rely on third parties to provide certain components for our video phone products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

        We expect to depend on relationships with third parties such as contract manufacturing companies, chip design companies and others who may be sole source providers of key, leading edge technology components critical for the product we are developing in our video phone business. A formal relationship with Mototech Inc. has been established for the volume manufacture of Ojo. If Mototech Inc. or other providers of exclusive proprietary technology do not produce these components on a timely basis, if the components do not meet our specifications and quality control standards, or if the components are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

We may not be able to meet our product development objectives or market expectations.

        Our video phone product development efforts are inherently difficult to manage and keep on schedule and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. In addition to development delays, we may experience substantial cost overruns in completing development of our product. The technological feasibility for some aspects of the product that we envision is not completely established. The product being developed by us may contain undetected flaws when introduced. There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in the product, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to develop and introduce the product in a timely manner in response to changing customer requirements. Further, there can be no assurance that while we are attempting to finish development of our product, a competitor will not introduce a similar product. The introduction by a competitor of either a similar product before we introduce our product, or a superior alternative to our product, may diminish our technological advantage, render our product and technologies partially or wholly obsolete, or require substantial re-engineering of our product in order to become commercially acceptable. Our failure to maintain our product development schedules, avoid cost overruns and undetected errors or introduce a product that is superior to competing products would have a materially adverse effect on our business, financial condition and results of operations.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel we may not be able to recruit or retain necessary personnel.

        Our continued growth and success depend to a significant degree on the continued services of our senior management and other key employees and our ability to attract and retain highly skilled and experienced technical, managerial, sales and marketing personnel. We have historically been a developer of products related to ITV. Our video phone business represents an expansion into the development of broadband communications hardware and software products in which we have limited experience. As we enter this new line of business, we also expect to encounter new product development challenges, new customer requirements, new competitors and other new business challenges, with which our existing management may be unfamiliar. There can be no assurance that we will be successful in recruiting new personnel or in retaining existing personnel. None of our employees is subject to a long-term employment agreement. The loss of one or more key employees or our inability to attract additional qualified employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

We may not be able to compete successfully in the highly competitive and rapidly evolving broadband communications market.

        The market for products that utilize broadband communications is still developing and there can be no assurance that our product will ever achieve market acceptance. Since we have no existing customers for our video phone business, we must convince cable operators and other broadband network providers to buy our video phone product. To the extent we do not achieve growth, it will be difficult for us to generate meaningful revenue or to achieve profitability.

We may not be successful in developing or maintaining strong distribution channels for our video phone products.

        The success of the video phone business depends on developing strong relationships with cable operators and other broadband communications providers who are selling services to end-users. We plan to rely primarily on our United States cable operator relationships to market our video phone products initially, although we expect these sales to be augmented by additional distributors operating in domestic and international markets. We will need to develop new and unrelated distribution relationships in the broadband communications market. If we are not successful in creating a strong distribution channel in a timely manner, we may not gain significant sales.

We may not be able to protect intellectual property of our video phone business against third-party infringements or claims of infringement.

        Failure to protect our intellectual property rights may result in a loss of our exclusivity or the right to use our video phone technology. We plan to rely on patent, trade secret, trademark and copyright law to protect our video phone intellectual property. Although we have filed multiple patent applications for our technology, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

        We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our current and future strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

        Some of our video phone intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we do not adequately secure our freedom to use our video phone technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. While we are not currently engaged in any material intellectual property disputes or litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation concludes favorably for our company.

Legal and regulatory developments could have adverse consequences for our business.

        The legal and regulatory environment that pertains to our business is uncertain and changing rapidly. New legislation or regulations could be introduced that could substantially impact our ability to launch and promote the Ojo video phone. For example, in the United States, the Federal Communications Commission (FCC) could undertake an examination of whether to impose surcharges or additional regulations upon certain providers of Internet protocol (IP) based communication services. The imposition of regulations on IP communications services may negatively impact our business.

The use of the high speed data infrastructure as a commercial marketplace is at an early stage of development.

        Demand and market acceptance for recently introduced products and services over the high speed data, or HSD, infrastructure are still uncertain. We cannot predict whether customers will be willing to shift their traditional telephone activities online. The HSD infrastructure may not prove to be a viable commercial marketplace for a number of reasons, including:

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  concerns about security;

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  Internet congestion;

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  inconsistent service; and

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  lack of cost-effective, high-speed access.

        If the use of the HSD infrastructure as a commercial marketplace does not continue to grow, we may not be able to grow our customer base, which may prevent us from achieving profitability.

In the event that our common stock is delisted from Nasdaq SmallCap Market and trades below $1.00, it may be subject to the requirements of the rules relating to "penny stocks."

        Our common stock is currently listed on the Nasdaq SmallCap Market, which has requirements for the continued listing of stock. One of the continued listing requirements is that our common stock maintain a minimum bid price of $1.00 per share. The closing sales price of our common stock as reported by the Nasdaq SmallCap Market has been below $1.00 on 29 of the 52 trading days between October 1, 2003 and December 12, 2003. If our common stock trades below $1.00 for 30 consecutive trading days, or if we fail to meet any of the other listing requirements including the market capitalization and minimum stockholders equity requirements, our common stock may be delisted from the Nasdaq SmallCap Market. If our shares are delisted from the Nasdaq SmallCap Market, they are likely to become subject to the SEC penny stock rules, which could adversely affect the market liquidity of our common stock. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline, and you could find it more difficult to sell your stock.

We may be required to pay up to $0.5 million to TVGateway for breaches of our representations in the Asset Purchase Agreement.

        In connection with the Asset Purchase Agreement we entered into with TVGateway for the sale of certain ITV Business assets, we have an obligation to indemnify TVGateway for any losses from breaches of our representations or warranties in the Asset Purchase Agreement that occur within 12 months after the closing date of the TVGateway transaction or within the applicable statute of limitations period for claims relating to our ownership of our assets, payment of our taxes, and our compliance with applicable laws, if longer. Our indemnification obligations are limited by an overall cap of $0.5 million on the amount of the indemnification. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources and our ability to pursue our video phone business.

Our stock price is volatile.

        The trading price for our common stock has been volatile, ranging from a sales price of $0.25 in April, 2003, to a sales price of over $1.50 per share in November, 2003, to a sales price of approximately $1.00 in December, 2003. The price has changed dramatically over short periods with changes of over 60% percent in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

This offering may have an adverse impact on the market value of our stock.

        This prospectus relates to the sale or distribution of up to 3,745,000 shares of common stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this prospectus in order to meet our contractual obligations to the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

Risks associated with the potential exercise of our warrants and additional investment rights outstanding.

        In connection with the December 1, 2003 and December 4, 2003 private placements, we issued warrants and additional investment rights to purchase shares of common stock with exercise prices of $1.00 per share and $0.80 per share, respectively. In addition, if the selling security holders exercise their additional investment rights, we will be obligated to issue additional warrants to purchase our common stock at an exercise price of $1.00 per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding warrants and additional investment rights could adversely affect the prevailing market price of our common stock. Further, the holders of the outstanding warrants and additional investment rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

Our board of directors' right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

        Our board of directors currently has the right to designate and authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors may determine. The board of directors can designate new series of preferred stock without the approval of the holders of our common stock. The rights of holders of our common stock may be adversely affected by the rights of any holders of shares of preferred stock that may be issued in the future, including without limitation dilution of the equity ownership percentage of our holders of common stock and their voting power if we issue preferred stock with voting rights. Additionally, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

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  implementing our business strategy;

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  marketing and commercialization of our products under development;

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  plans for future products and services and for enhancements of existing products and services;

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  our intellectual property;

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  our estimates of future revenue and profitability;

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  our estimates or expectations of continued losses;

  •
  our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

  •
  difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

  •
  our estimates regarding our capital requirements and our needs for additional financing;

  •
  attracting and retaining customers and employees;

  •
  rapid technological changes in our industry and relevant markets;

  •
  sources of revenue and anticipated revenue;

  •
  plans for future acquisitions; and

  •
  competition in our market.

        These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under "Risk Factors" and elsewhere in this prospectus.

        In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

        With the exception of Mototech Inc., the selling security holders participated in our December 1, 2003 and December 4, 2003 private placements in which they acquired an aggregate of 2,000,000 shares of our common stock, five-year warrants to purchase up to 600,000 shares of our common stock, and additional investment rights that permit the selling security holders to purchase up to 400,000 shares of our common stock for a limited period of time. In addition, upon the exercise of their additional investment rights, the selling security holders would receive additional five-year warrants to purchase up to 120,000 shares of our common stock.

        On December 19, 2003, we issued 625,000 shares of our common stock to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them.

        The agreements pursuant to which we issued these securities to the selling security holders require us to register the shares of our common stock issued in connection with these private placements and issuable upon exercise of the derivative securities issued in connection with these private placements for the accounts of the selling security holders. This prospectus is part of a registration statement on Form SB-2 filed by us with Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders.

        The following table sets forth the names of the selling security holders, the number of shares of common stock known to us to be beneficially owned by each of the selling security holders as of December 12, 2003 (based on the selling security holders' representations regarding their ownership) and the number of shares of common stock being registered for sale. The term "selling security holder" or "selling security holders" includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. With the exception of the selling security holders' participation in our December 1, 2003 and December 4, 2003 private placements, and with the further exception of our arrangement with Mototech Inc. to manufacture our Ojo video phones, none of the selling security holders has had any position, office, or other material relationship with our company or our affiliates during the last three years. We are unable to determine the exact number of shares that will actually be sold because the selling security holders may sell all or some of their shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares. The following table assumes that the selling security holders will sell all of the shares being offered for their account by the prospectus. The selling security holders may also offer less than the number of shares indicated.

        The number of shares of our common stock beneficially owned by the selling security holders is determined under rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act. In particular, the agreements pursuant to which we sold these securities to the selling security holders prevent the Company from issuing shares of our common stock and prevent any selling security holder from exercising any warrants or additional investment rights to the extent the exercise would result in the selling security holder and its affiliates together beneficially owning more than 4.999% of the outstanding shares of our common stock. Therefore, while shares of our common stock that a selling security holder is prevented from acquiring as a result of these provisions are included in the number of shares offered in the table below, they are not shown as beneficially owned by that selling security holder. As a result of the foregoing, the number of shares of our common stock that the selling security holders may sell pursuant to this prospectus may exceed the number of shares that the selling security holders would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act.

Name	Number of Shares Owned Beneficially Prior to the Offering		Number of Shares to be Offered		Number of Shares to be Owned After the Offering
Vertical Ventures, LLC (1)	1,263,909	(2)	1,657,500	(3)	0
Cranshire Capital, L.P. (4)	731,250	(5)	731,250	(5)	0
Smithfield Fiduciary LLC (6)	731,250	(5)	731,250	(5)	0
Mototech Inc.	794,492	(7)	625,000	(8)	169,492

TOTAL	3,574,310		3,745,000		169,492

(1)
Joshua Silverman has voting control and investment discretion over securities held by Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC.

(2)
Includes 1,062,500 shares of our common stock and 201,409 shares issuable upon exercise of additional investment rights to purchase our common stock. Excludes 11,091 shares issuable upon exercise of additional investment rights to purchase our common stock, 318,750 shares of our common stock issuable upon exercise of common stock purchase warrants and 63,750 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock. The terms of the additional investment rights and warrants referred to above preclude the holder from exercising such securities to acquire any share of our common stock to the extent that the acquisition would result in the holder and its affiliates (or any person whose beneficial ownership would be aggregated with the holder) beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such exercise.

(3)
Includes 1,062,500 shares of our common stock, 318,750 shares of our common stock issuable upon exercise of common stock purchase warrants, 212,500 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,750 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(4)
Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(5)
Includes 468,750 shares of our common stock, 140,625 shares of our common stock issuable upon exercise of common stock purchase warrants, 93,750 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 28,125 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(6)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(7)
Includes 625,000 shares of our common stock issued to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them. Also includes a currently exerciseable option to purchase 169,492 shares of our common stock.

(8)
Includes 625,000 shares of our common stock issued to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them.

PLAN OF DISTRIBUTION

        The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.

(Dollar Amounts are in Thousands, Except per Share Amounts)

Results of Operations:

Critical Accounting Policies and Estimates.

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

        Our significant accounting policies are described in note 2 to our December 31, 2002 consolidated financial statements included elsewhere in this prospectus. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

        Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the collectibility is reasonably assured, and either the delivery and the acceptance of the equipment has occurred or services have been rendered. In the event terms of the sale provide for a lapsing customer acceptance period, we recognize revenue based upon the expiration of the lapsing acceptance period or customer acceptance, whichever occurs first. There are inherent difficulties in predicting the timing and magnitude of equipment sales. As such, the potential for fluctuations in quarterly revenues and operating results exists. Revenue related to services is generally recognized upon performance of the services requested by a customer order. Revenue from license agreements is recognized in accordance with the contract terms, generally based on the number of monthly subscribers. Included in our financial statements is a provision for the estimated amount of future returns that we believe is appropriate based on historical experience and current trends. While such returns have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same return rates that we have in the past.

        Accounts Receivable. We generate accounts receivable primarily from sales of equipment to and services performed for our cable operator customers. This equipment is primarily headend equipment for use in deploying the Company's interactive television services. The services represent fees from the cable operator based on the number of subscribers using our services. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If economic or political conditions were to change in the countries where we do business, it could have an impact on the results of our operations, and our ability to realize the full value of our accounts receivable.

        Inventories. We value our inventories, which consist primarily of raw materials, work in process and finished goods equipment to be sold to our customers for use in deploying interactive television services, at the lower of cost or market. The cost is determined on an average cost basis. A periodic review of inventory quantities on hand is performed in order to determine and record a provision for excess and obsolete inventories. Factors related to current inventories such as technological obsolescence and market conditions are analyzed to determine estimated net realizable values. A provision is recorded to reduce the cost of inventories to the estimated net realizable values. Any significant unanticipated changes in the factors noted above could have an impact on the value of our inventories and our reported operating results.

        Long-Lived Assets. Our long-lived assets consist of property and equipment. These long-lived assets are recorded at cost and are depreciated or amortized using the straight-line method over their estimated useful lives. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset. If useful life estimates or anticipated cash flows change in the future, we may be required to record an impairment charge.

        Accounting for Income Taxes. As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation of property and equipment and valuation of inventories, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish valuation allowances. To the extent we establish valuation allowances or increase the allowances in a period, we must include an expense within the tax provision in the statement of operations.

        We have a full valuation allowance against the net deferred tax asset of $69,494 as of December 31, 2002, due to the Company's lack of earnings history and the uncertainty as to the reliability of the asset. In the future, if sufficient evidence of our ability to generate sufficient future taxable income becomes apparent, we would be required to reduce our valuation allowance, resulting in a benefit from income tax in the consolidated statement of operations.

        Accounting for Contractual Obligation related to Equity Financing. In July 2000, four cable operators purchased shares in the Company. As part of the financing arrangement, the Company agreed to provide the four cable operators with a credit to be used to purchase products that pertain to the development and deployment of the WorldGate service equal to 25% of the amount they invested. The Company recorded a liability to satisfy this obligation based on the Company's best estimate of what it would cost to satisfy the credit. The Company's policy has been not to adjust the liability after it had been established. When equipment credits are utilized by the cable operators, the value of the equipment is reflected in its entirety in the cost of revenues and a portion of the recorded contractual obligation is adjusted against additional paid in capital. The equipment credit expired on August 24, 2003. Any credit amounts that were not utilized by the cable operators will be reclassified from the recorded liability to additional paid in capital.

        2002 versus 2001

        Revenues. Revenues decreased from $16,847 for the year ended December 31, 2001 to $13,878 for the year ended December 31, 2002. WorldGate derives revenue by providing technology and services to its customers for their delivery of interactive television, or ITV products. Our technology consists of the hardware, software and know-how for delivering over traditional television distribution platforms, such as those provided by cable television operators, the data, information and applications that comprise these ITV products, as well as the data, information and applications to be delivered through the use of our hardware and software. The Company has three primary revenue components (i) the purchase price received from the cable operator for the required hardware to deliver the data, information and applications, (ii) service fees from the cable operator for the (a) end-users' access to the delivered data, information and applications, and (b) for the services provided by the Company to support the cable operator with configuring, installing and maintaining the required equipment and configuring and delivering the data, information and applications, and (iii) advertising and transaction revenue received from advertisers and e-commerce merchants for advertising and transaction opportunities placed in the data, information and applications delivered to the end-user.

        At December 31, 2001 we had deployed our technology in 61 cable systems with approximately 472,000 Revenue Generating Units. As of December 31, 2002 we had deployed our technology in 66 cable systems, representing approximately 576,000 Revenue Generating Units. During recent quarters our sales of equipment has been reduced as the result of a delay in the introduction of interactive television products as well as a reduced capital expenditure posture within the cable television industry, and is currently running at a rate considerably lower than we anticipated. The service fees and advertising and transaction revenue components, which are largely dependent upon the delivery of the data, information and applications made possible through the use of the installed equipment, would be expected to grow as the equipment is installed and more end-users are added. These components of our revenues have increased in both magnitude and significance, however, the significance of the service component of our revenues has been made even more apparent by the reduction in significance of the equipment revenue component as described above. Furthermore, the service component of our revenues has grown faster than we expected as a result of the services provided to TVGateway, LLC as discussed below. The services component of our revenues will be reduced by the value of the transitioned services. Although there can be no certainty as to if and when a resumption in capital spending might take place or whether such resumption will result in increased deployment of ITV products, we do expect the resumption of a more traditional balance in the significance of the hardware and service components of our revenues.

        As of December 31, 2002, substantially all revenues of the Company are attributable to service fees for providing engineering, operations and administrative consulting support to TVGateway, LLC an unconsolidated entity, and to the commercial deployments of WorldGate's interactive television products and services and cable subscribers subscribing to these services. A substantial portion of the revenue decrease for the twelve months ended December 31, 2002, as compared to the twelve months ended December 31, 2001, is attributable to reduced equipment sales during a period when we believe the industry was focused on consolidation and other non-ITV issues. For the twelve months ended December 31, 2002, we derived revenues of $12,930, or 93% of total revenues from service fee revenues consisting of consulting fees, subscriber fees and advertising fees. For the twelve months ended December 31, 2002, we derived revenues of $948, or 7% of total revenues from the delivery of headends, keyboards, and related equipment products. Included in the twelve months ended December 31, 2002 equipment product revenues are sales of excess inventory in the amount of $561. For the twelve months ended December 31, 2001, we derived revenues of $11,340, or 67% of total revenues, from service fee revenues and $5,507 or 33% of total revenues from the delivery of headends, keyboards, and related equipment products.

        The business conducted by the Company outside the United States includes Spain, Canada, Latin America and Mexico. The majority of this international business is in Mexico and as a result we do not believe the potential financial instability of any of these markets would have a significant impact on our business.

        Costs and Expenses

        Cost of Revenues. Cost of revenues consists primarily of equipment product costs related to initial trials and commercial deployments and service fee revenue costs related primarily to the provision of engineering and administrative services. Costs of equipment product revenues for the twelve months ended December 31, 2002 was $4,537, or approximately 479% of equipment product revenues, compared to the product costs of revenues of $8,770, or approximately 159% of equipment product revenues, for the twelve months ended December 31, 2001. The increase in the cost of equipment product revenues as a percent of total equipment product revenues for the twelve months ended December 31, 2002, as compared to the twelve months ended December 31, 2001, was primarily the result of differences in product mix, a reduced level of equipment revenues, and the magnitude, in relation to sales, of the inventory provisions recorded against the carrying amount of certain inventory products to adjust them to their net realizable value. For the twelve months ended December 31, 2002, inventory adjustments were $2,209. For the twelve months ended December 31, 2001, inventory adjustments were $1,307. Service fee costs of revenues for the twelve months ended December 31, 2002 were $11,284, or approximately 87% of service fee revenues. Service fee costs of revenues were $10,343 or approximately 91% of service fee revenues for the twelve months ended December 31, 2001. The increase in service fee cost of revenues of $941 for the twelve months ended December 31, 2002 when compared to 2001 is primarily attributable to increased consulting fees with TVGateway and the additional support costs relating to a larger subscriber base.

        Engineering and Development. Engineering and development expenses primarily consist of the cost of design, programming, testing, documentation and support of the Company's hardware, software and services. For the twelve months ended December 31, 2002, engineering and development costs were $7,705, a decrease of approximately 40% when compared to $12,894 for the twelve months ended December 31, 2001. This decrease in expenses of $5,189 is primarily attributable to declines in staffing over the last two years that have resulted in a significant payroll cost reduction, a significant portion of which is the result of termination of all of the personnel of the former Digital Video Art, Inc. ("DVA"). Employee compensation costs declined for the twelve months ended December 31, 2002 by $4,984, or 49%, when compared to the same periods in 2001.

        Sales and Marketing. Sales and marketing costs consist primarily of compensation, attendance at conferences and trade shows, travel costs necessary to cover a domestic and international customer market base, promotions and other marketing programs substantially related to initial trial installations and commercial deployments. For the twelve months ended December 31, 2002 sales and marketing expenses were $2,585. This represents a decrease of approximately 62% when compared to sales and marketing expenses of $6,770 for the twelve months ended December 31, 2001. This decrease in expenses is primarily attributable to declines in staffing over the last two years, significant expense reductions beginning in 2001, and to operating efficiencies achieved under management's continuing efforts to monitor the Company's growth and development and adjust expenditures appropriately. These actions resulted in employee compensation costs declining in the twelve months ended December 31, 2002 by $2,314, or 59%, when compared to the same periods in 2001. Advertising, marketing and travel expenses also declined for the twelve months ended December 31, 2002 by $1,367, or 64%, when compared to the same period in 2001.

        General and Administrative. General and administrative expenses consist primarily of expenditures for administration, office and facility operations, finance and general management activities, including legal, accounting, insurance and other professional fees. General and administrative expenses were $3,069 for the twelve months ended December 31, 2002, a decrease of 60% when compared to expenses of $7,629 for the same period in 2001. This decrease in expenses is primarily attributable to declines in staffing over the last two years, significant expense reductions beginning in 2001, and to operating efficiencies achieved under management's continuing efforts to monitor the Company's growth and development and adjust expenditures appropriately. These actions resulted in employee compensation costs declining in the twelve months ended December 31, 2002 by $1,103, or 37%, when compared to the same period in 2001. Travel and facility expenses also declined for the twelve months ended December 31, 2002 by $2,975, or 71%, when compared to the same period in 2001.

        The Company recently announced multiple actions that it believes will further reduce operating expenses and increase operating efficiencies. These actions include a reduction in work force as well as the implementation of an agreement with TVGateway, LLC to transfer to TVGateway certain WorldGate employees and functions that WorldGate was providing for TVGateway. This transfer will permit TVGateway to directly absorb the costs and expenses for the transferred employees and functions and will allow WorldGate employees to more directly focus upon the priorities of WorldGate's products and services. WorldGate will be negatively impacted in that it will no longer receive revenues from providing these services and potentially there will be some overhead which cannot be reduced or otherwise allocated and which was previously passed on to TVGateway (see Note 13 to the December 31, 2002 financial statements).

        The Company expects that general and administrative expense may increase in future quarters as it responds to changes in reporting requirements as a public company and makes efforts to maintain its listing on the NASDAQ Small Cap Market.

        Goodwill Impairment. During the second quarter of 2002, in an effort to cut costs and achieve operational efficiencies, the Company commenced the termination of all personnel of the former DVA which performed engineering development services. In conjunction with this action, it was determined that the carrying amount of the Company's remaining goodwill, which was originally recorded with the Company's acquisition of DVA, exceeded its fair value. As such, the Company measured the impairment loss by the amount the carrying value exceeded the implied fair value of the goodwill. The amount of the non-cash impairment loss was $3,006. The fair value of goodwill was estimated using the expected present value of future cash flows.

        Interest and Other Income and Interest Expense. Interest and other income and interest expense consist of interest earned on cash and cash equivalents and short-term investments, and interest expense on equipment financing and short-term debt. Interest and other income decreased from $1,027 for the twelve months ended December 31, 2001 to $462 for the twelve months ended December 31, 2002, primarily due to declining average cash and short term investment balances and to declining interest rates. During the twelve months ended December 31, 2001, the Company earned interest on average cash balances of approximately $27,498 and incurred interest expense related to its equipment financing facility in the amount of $5. In comparison, during the twelve months ended December 31, 2002 the Company earned interest on average cash balances of approximately $8,311 and incurred interest expense related to its insurance financing in the amount of $7.

        Income Taxes. The Company has incurred net operating losses since inception and accordingly had no income taxes and has not recorded any income tax benefit for those losses.

Three and Nine Months Ended September 30, 2003 and September 30, 2002

  Revenues.

        Revenues decreased to $941 for the three months ended September 30, 2003, or 78%, from $4,296 for the three months ended September 30, 2002. Revenues also decreased 69% from $11,389 for the nine months ended September 30, 2002 to $3,497 for the nine months ended September 30, 2003. A substantial portion of the revenue decrease for the three months ended September 30, 2003, as compared to the three months ended September 30, 2002, is attributable to reduced consulting fees from TVGateway. For the nine months ended September 30, 2003, a substantial portion of the revenue decrease, when compared to the nine months ended September 30, 2002, is also attributable to reduced consulting fees with TVGateway, partially offset by increased equipment sales from TVGateway during the first quarter of 2003. As a result of the transition of services formerly provided by the Company to TVGateway, we do not expect to receive any significant revenues from consulting fees or equipment sales from TVGateway in the future. For the three months ended September 30, 2003 there were no consulting fee revenues from TVGateway compared to consulting fees of $3,469 for the three months ended September 30, 2002. For the nine months ended September 30, 2003 consulting fee revenues from TVGateway were $794, or 92% below such consulting fees of $9,554 for the nine months ended September 30, 2002. For the three months ended September 30, 2003, equipment sold to TVGateway was $1, compared to $55 for the three months ended September 30, 2002. For the nine months ended

September 30, 2003, equipment sold to TVGateway was $1,079, compared to $182 for the nine months ended September 30, 2002. At September 30, 2002 we had deployed our services in 66 cable systems with approximately 600,000 Revenue Generating Units. As of September 30, 2003 we had deployed our services in 30 cable systems, representing approximately 219,000 Revenue Generating Units. For the three months ended September 30, 2003, we derived revenues of $253, or 27%, from service fees consisting of consulting fees, subscriber fees and advertising fees, and $688, or 73%, from the delivery of headends, keyboards, and related equipment products. For the three months ended September 30, 2002, we derived revenues of $3,764, or 88%, and $532, or 12%, from the delivery of headends, keyboards, and related equipment products. For the nine months ended September 30, 2003, we derived revenues of $1,573, or 45%, from service fee revenues and $1,924, or 55%, from the delivery of equipment. For the nine months ended September 30, 2002, we derived revenues of $10,645, or 93%, from service fees and $744, or 7%, from the delivery of equipment. Included in equipment revenues for the three months ended September 30, 2003 and 2002, were sales of excess inventory of $688 and $0, respectively. For the nine months ended September 30, 2003 and 2002, the sale of excess inventory included in equipment revenues were $730 and $0, respectively. The Company currently continues to provide the WorldGate service to its customers, and accordingly expects to continue to receive revenues from the operation of this business, although given the Company's going concern considerations no assurances can be provided as to amount and collectability of such revenues or to the periods in which such revenues may be received. However, the Company continues to evaluate the merits of staying in the ITV business versus exiting and putting all its focus behind video telephony. If it were to exit the ITV business it would lose the revenue from this business and could potentially be faced with write-offs on inventory and equipment that would no longer be needed. WorldGate does not expect to generate any significant revenues from its video phone product for the remainder of this year and during 2004.

  Costs and Expenses.

        Cost of Revenues.    Cost of revenues consists primarily of equipment product costs and service fee revenue costs, related primarily to the provision of engineering and administrative services. Costs of equipment product revenues for the three and nine months ended September 30, 2003, were $1,523 and $3,414, respectively, or approximately 2,214% and 177%, respectively, of equipment product revenues, compared to the product costs of revenues of $685 and $4,354, respectively, or approximately 129% and 585%, respectively, of equipment product revenues, for the three and nine months ended September 30, 2002. The increase in the cost of equipment product revenues for the three months ended September 30, 2003, as compared to the three months ended September 30, 2002, were primarily the result of approximately $156 increase in inventory equipment sales. The decrease in the cost of equipment product revenues for the nine months ended September 30, 2003, as compared to the nine months ended September 30 2002, were primarily the result of an approximately $760 of equipment sales to TVGateway, which primarily consisted of equipment previously expensed or written-off, and reduced manufacturing overhead costs for the nine months ended September 30, 2003 of $1,109. The Company recorded $338 and $1,378, respectively, in inventory reserves in the three and nine months ended September 30, 2003. For the three and nine months ended September 30, 2002, inventory reserves were $170 and $1,601, respectively. Service fee costs of revenues for the three and nine months ended September 30, 2003, were $1 and $804, respectively, or approximately 0% and 51%, respectively, of service fee revenues. Service fee costs of revenues were $3,271 and $9,120, respectively, or approximately 87% and 86%, respectively, of service fee revenues for the three and nine months ended September 30, 2002. These decreases in service fee cost of revenues for the three and nine months ended September 30, 2003 of $3,270 and $8,316, respectively, when compared to the same period in 2002, are primarily attributable to decreased staffing levels required as a result of the TVGateway transfer.

        Engineering and Development.    Engineering and development expenses primarily consist of the cost of design, programming, testing, documentation and support of the Company's hardware, software and services. Engineering and development costs were $723 for the three months ended September 30, 2003, a decrease of approximately 62% when compared to $1,920 for the three months ended September 30, 2002. For the nine months ended September 30, 2003, engineering and development costs were $2,667, a decrease of approximately 60%, when compared to $6,711 for the nine months ended September 30, 2002. These decreases in expenses are primarily attributable to declines in staffing over the last two years which resulted in a significant payroll cost reduction, a significant portion of which is the result of termination of all of the personnel of the former DVA ("Digital Video Art, Inc.", a wholly owned subsidiary of the Company) and of the engineering development consultants for TVGateway, partially offset by the issuance of 189,000 stock options to a manufacturer with a fair value of $43 in consideration for engineering and development work. Employee compensation costs declined for the three and nine months ended September 30, 2003 by $2,016 and $6,794, respectively, or 80% and 73%, respectively, when compared to the same periods in 2002. These reductions were partially offset by engineering and development overhead costs no longer allocable to TVGateway.

        Sales and Marketing.    Sales and marketing costs consist primarily of compensation, attendance at conferences and trade shows, travel costs necessary to cover a domestic and international customer market base, promotions and other marketing programs substantially related to initial trial installations and commercial deployments. For the three months ended September 30, 2003, sales and marketing expenses were $173. This represents a decrease of approximately 69%, when compared to sales and marketing expenses of $561 for the three months ended September 30, 2002. For the nine months ended September 30, 2003, sales and marketing expenses were $745, a decrease of approximately 64%, when compared to $2,069 for the nine months ended September 30, 2002. These decreases in expenses are primarily attributable to declines in staffing over the last two years. These actions resulted in employee compensation costs declining in the three and nine months ended September 30, 2003 by $351 and $826, respectively, or approximately 73% and 55%, respectively, when compared to the same periods in 2002. Advertising, conferences and trade show costs also declined for the three and nine months ended September 30, 2003 by $11 and $297, respectively, or approximately 23% and 83%, respectively, when compared to the same periods in 2002, as a result of reduced participation by the Company.

        General and Administrative.    General and administrative expenses consist primarily of expenditures for administration, office and facility operations, finance and general management activities, including legal, accounting and other professional fees. General and administrative expenses were $1,150 and $2,956, respectively, for the three and nine months ended September 30, 2003, an increase of approximately 69% and 45%, respectively, when compared to expenses of $680 and $2,038, respectively, for the same periods in 2002. These increases in expenses are primarily attributable to facility overhead costs that are no longer allocable to TVGateway, partially offset by declines in staffing, and the issuance of 150,000 stock options to an investment financial advisor with a fair value of $40 to assist us in evaluating various strategic and financial alternatives available to the Company. Employee compensation costs declined in the three and nine months ended September 30, 2003 by $198 and $583, respectively, or approximately 15% and 16%, when compared to the same periods in 2002, as a result of decreases in staffing. External professional consulting fee expenditures were also reduced for the three and nine months ended September 30, 2003 by $316 and $657, respectively, or approximately 22% and 15%, respectively, when compared to the same periods in 2002. Facility expenses increased for the three and nine months ended September 30, 2003 by $548 and $962, respectively, or approximately 91% and 46%, respectively, when compared to the same periods in 2002, also as a result of the facility overhead costs no longer being allocated to TVGateway.

        Goodwill Impairment.    During the second quarter of 2002, in an effort to cut costs and achieve operational efficiencies, the Company commenced the termination of all personnel of the former DVA which performed engineering development services. In conjunction with this action, it was determined that the carrying amount of the Company's remaining goodwill, which was originally recorded with the

Company's acquisition of DVA, exceeded its fair value. As such, the Company measured the impairment loss by the amount the carrying value exceeded the implied fair value of the goodwill. The amount of the non-cash impairment loss was $3,006. The fair value of goodwill was estimated using the expected present value of future cash flows.

        Interest and Other Income and Interest Expense.    Interest and other income and interest expense consist of interest earned on cash and cash equivalents and short-term investments, and interest expense on equipment financing and short-term debt. Interest and other income decreased from $35 for the three months ended September 30, 2002 to $28 for the three months ended September 30, 2003, and decreased from $140 for the nine months ended September 30, 2002 to $67 for the nine months ended September 30, 2003, primarily due to declining average cash balances and to declining interest rates. During the three and nine months ended September 30, 2002, the Company earned interest on average cash balances of approximately $6,696 and $9,554, respectively, and incurred interest expense related to its $1,100 equipment financing facility. In comparison, during the three and nine months ended September 30, 2003 the Company earned interest on average cash balances of approximately $800 and $2,077, respectively, and incurred interest expense related to its insurance financing.

        Income Taxes.    The Company has incurred net operating losses since inception and accordingly had no income taxes and has not recorded any income tax benefit for those losses.

  Liquidity and Capital Resources.

        As of December 31, 2002, our primary source of liquidity consisted of cash and cash equivalents and short-term investments that are highly liquid, are of high quality investment grade and have maturities of less than one year.

        At December 31, 2002, we had cash and cash equivalents of $589 (in addition to $3,218 in short-term investments) as compared to cash and equivalents of $3,356 (in addition to $11,257 in short-term investments) at December 31, 2001. Net cash used in operations was $10,767 for the twelve months ended December 31, 2002, as compared to $23,996 used for the same period in 2001. The decrease in net cash used for operations was primarily attributable to the Company's decrease in expenditures beginning in 2001 and during the twelve months ended December 31, 2002, including its reduction in workforce programs. Accounts receivable and inventory reductions were partially offset by other changes in working capital during the year. The Company increased its Allowance for Doubtful Accounts by $600 during the twelve months ended December 31, 2002 to reflect its current assessment of the collectability of certain receivables, primarily in Latin and South America. The Company has instituted tighter credit procedures to minimize its collection exposure with particular emphasis on international customers.

        Cash provided by investing activities during the twelve months ended December 31, 2002, totaled $7,937 compared to $12,416 provided during the same period in 2001. During the twelve months ended December 31, 2002, we utilized the net proceeds from our maturing short-term investments of $8,039 compared to $14,833 for the twelve months ended December 31, 2001. Capital expenditures were $112 and $1,451 for the twelve months ended December 31, 2002 and 2001, respectively. During the twelve months ended December 31, 2001, we invested $1,000 in TVGateway, an unconsolidated entity.

        Net cash provided by financing activities was $63 for the twelve months ended December 31, 2002 compared to cash used of $5,479 for the twelve months ended December 31, 2001. The increase in net cash provided by financing activities was primarily due to the settlement in 2001 of acquisition consideration due to the shareholders of DVA, the company we acquired in April 2000.

        We have the following long term financing and lease obligations as of December 31, 2002:

Obligations Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Notes payable	50	50	—	—	—
Operating leases	6,210	909	2,835	1,971	495
Contractual obligation related to equity financing	3,283	3,283	—	—	—
Total contractual obligations	9,543	4,242	2,835	1,971	495

        As of December 31, 2002 the Company had cash, cash equivalents, and short-term investments of $3,807. The operating cash usage for the twelve months ended December 31, 2002 was $10,767.

        As of September 30, 2003, our primary source of liquidity consisted of cash and cash equivalents that are highly liquid, are of high quality investment grade and have maturities of less than one year.

        At September 30, 2003, we had cash and cash equivalents of $850 (and no short-term investments) as compared to cash and equivalents of $589 (in addition to $3,218 in short-term investments) at December 31, 2002. Net cash used in operations was $3,521 for the nine months ended September 30, 2003, as compared to $8,827 used for the same period in 2002. The decrease in net cash used for operations was primarily attributable to the Company's decrease in expenditures, including its reduction in workforce programs. Accounts receivable and inventory reductions were partially offset by other changes in working capital during the quarter. The Company recorded bad debt expense in the amount of $551 during the nine months ended September 30, 2003 to reflect its current assessment of the collectability of certain receivables, primarily Latin and South America.

        Cash provided by investing activities during the nine months ended September 30, 2003, totaled $4,391 compared to $6,732 provided during the same period in 2002. During the nine months ended September 30, 2003, we utilized the net proceeds from our maturing short-term investments of $3,423 compared to $6,794 for the nine months ended September 30, 2002. Capital expenditures were $0 and $62 for the nine months ended September 30, 2003 and 2002, respectively.

  Operations and Liquidity.

        To date, the Company has funded operations primarily through private sales of equity securities and through an initial public offering of common stock in April 1999. As of September 30, 2003 the Company had cash, and cash equivalents of $850. The operating cash usage for the nine months ended September 30, 2003 was $3,521. In October 2002, the Company announced multiple actions that it believed would further reduce operating expenses and increase operating efficiencies. These actions included a reduction in work force as well as the implementation of an agreement with TVGateway to transfer to TVGateway certain WorldGate employees and functions that WorldGate was currently providing for TVGateway. During the first quarter of 2003, the Company substantially finalized the transition settlement and other matters with TVGateway and in January 2003 received $2,428 in cash as part of this settlement. This amount largely comprises payment of our receivable balance as of December 31, 2002 in the amount of $1,000, payment of January 2003 service fees in the amount of $300 and other payments largely related to our January 2003 sale of certain equipment and inventory in the approximate amount of $1,055. This transition of services removed both the obligation of WorldGate to provide the service as well as TVGateway's obligation to pay WorldGate for rendering the service. As such, WorldGate was negatively impacted in that it will no longer receive any significant revenues from providing these services. Although WorldGate's revenue attributable to the transitioned service was reduced, so was the corresponding expense of providing the service. Also, there was overhead which was reduced or otherwise allocated and which was previously passed on to TVGateway.

        As of September 30, 2003, we have no outstanding debt and our assets are not pledged as collateral. However, we have not paid our rent on our current facility since May 2003. As a result, our landlord, a non-employee investor, has perfected its interest to take possession of our facility at any time and is drawing down from our rent deposit to satisfy the unpaid rent. As of September 30, 2003, the amount of the deposit remaining is $388. We continue to negotiate with our landlord to resolve this matter. We also continue to evaluate possibilities of obtaining additional financing through public or private equity or debt offerings, bank debt financing, asset securitizations or from other sources. Such additional financing may not be available and, if available, may be dilutive to our shareholders, or could impose restrictions on operating activities. There can be no assurance that this additional financing will be available on terms acceptable to us, if at all. The Company has limited capacity to further reduce its workforce and scale back on capital and operational expenditures to decrease cash burn given the measures it has already taken to reduce staff and expenses.

        With the closing of the TVGateway transaction on September 30, 2003, and the receipt in the aggregate of $3 million from TVGateway (less the associated costs for soliciting shareholder approval and fees for our investment advisors of $300), as well as the funds we received as a result of private placements of our securities on December 1, 2003 and December 4, 2003, the Company projects it will have sufficient funding to continue operations into the second quarter of 2004, assuming no additional funding is received. To this end, we will seek possible financing transactions with several parties. No assurances can be given that a transaction can be consummated prior to the depletion of our available cash. We however remain hopeful that sufficient funding can be obtained to continue the Company's operations.

        Our common stock is currently listed on the Nasdaq SmallCap Market, which has requirements for the continued listing of stock. One of the continued listing requirements is that our common stock maintain a minimum bid price of $1.00 per share. The closing sales price of our common stock as reported by the Nasdaq SmallCap Market has been below $1.00 on 29 of the 52 trading days between October 1, 2003 and December 12, 2003. If our common stock trades below $1.00 for 30 consecutive trading days, or if we fail to meet any of the other listing requirements including the market capitalization and minimum stockholders equity requirements, our common stock may be delisted from the Nasdaq SmallCap Market. If our shares are delisted from the Nasdaq SmallCap Market, they are likely to become subject to the SEC penny stock rules, which could adversely affect the market liquidity of our common stock. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline, and you could find it more difficult to sell your stock.

BUSINESS

Summary

        WorldGate has developed a personal video phone that it plans to market under the trademark Ojo. Ojo employs proprietary image processing and system designs to deliver "true to life" synchronized images and sound.

        Through an assembled team of engineers and management chosen from the cable, telecommunications, high-definition television and computer industries, WorldGate has developed a wireless video phone, ergonomically designed specifically for in-home and business, personal video communication. WorldGate identified several past issues that have interfered with commercial success and consumer acceptance of video phones and sought to address each of these issues within Ojo. We believe that Ojo is differentiated, both from competitors and from previous efforts at personal video telephony, by providing: true to life communication, interoperation with the PSTN, wireless implementation, ease of deployment by cable and DSL operators as well as businesses, and a highly styled ergonomic design. We believe Ojo is further differentiated by the development of a state of the art connectivity infrastructure, which leverages the convergence of the latest compression technology, processing power and increased bandwidth availability to help ensure, enable and maintain dedicated high quality end-to-end connections.

        We are currently in the process of completing the final design for the Ojo video phone product, and have commenced manufacturing prototypes for end-user trials, which we expect to commence in the first quarter of 2004. We expect to use third party contract manufacturers to manufacture the product for us, and anticipate a commercial launch for the product in mid 2004.

        The initial market for video phones is expected to be comprised of existing high-speed data customers, including both existing DSL and cable modem subscribers. Kagan Worldwide Media estimates that by the end of 2008 there will be almost 45 million modem subscribers in the United States while the international market is projected to approach 170 million DSL and DOCSIS modems by 2008. These modem users provide a fertile and large target market for a quality, low cost video phone offering. Additional video phone growth is expected to be derived from new technology adopters and regular long distance communicators such as families and close friends. We also expect that the business-to-business opportunity will be attractive as a means to improve interpersonal communication and multi-location productivity.

        Our business model is based solely on the sale of Ojo video phones, similar to the business model for other providers of consumer electronic products. We do not expect to receive any service fees or other forms of recurring revenue. We believe that cable and DSL operators could realize significant recurring revenue streams associated with offering this product. We have also developed this product to require very minimal capital investment or incremental costs. We expect to market and sell our products to cable and DSL operators as well as to consumers through traditional consumer electronics distribution channels. Our marketing objective is to have video phones, and Ojo in particular, supplement and hopefully replace ordinary home and business phones worldwide.

        Since our formation in 1995 and until very recently, our company has been in the business of developing and selling interactive television ("ITV") technology, products and services for use in conjunction with cable TV broadband networks (the "ITV Business"). Using our solutions, cable TV operators branded, marketed, and offered a wide variety of ITV packages to consumers. These packages included walled gardens of information, communications solutions complete with Internet-based e-mail and chat, and Web surfing, all presented and engaged on the TV set.

        During the third quarter of 2003, we completed a sale of significant assets, including our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3 million in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC marked a shift in our business away from the ITV Business and toward a new video phone product and associated business. The funds we received from the sale of assets to TVGateway, LLC, as well as the funds we received as a result of private placements of our securities on December 1, 2003 and December 4, 2003, have permitted us to fund the development of our new business.

        We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995. In April 1999, we completed our initial public offering of 5,000,000 shares of our common stock. We maintain our primary Website at www.wgate.com and a number of special purpose Websites in other countries in which we do business. Our Websites, and the information contained therein, are not part of this prospectus. Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053. Our telephone number is (215) 354-5100.

General Product Description

        WorldGate's principal product will be a personal video phone, PVP, marketed under the trademark Ojo. The Ojo PVP is designed for use on the existing high speed data, or HSD (cable modem or DSL), infrastructure. The Ojo phone will also connect to the analog phone line for interoperability with the existing "plain old telephone service," or POTS, network. The Ojo PVP utilizes wireless technology to allow the consumer to make "un-tethered" use of the product, anywhere, just as they do with current cordless phones. Ojo will be usable both for video calls and for ordinary analog calls.

        The Ojo PVP solution consists of three primary components:

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  An interface unit that is located near, and hard-wired to, either a DSL or cable modem. The interface unit contains a wireless transceiver, an RJ-45 Ethernet jack for connection to the cable or DSL modem and an RJ-11 telephone jack for connection to the standard audio telephone network. This device serves as the link between the broadband network, the telephone network and the Ojo display unit. The consumer simply plugs the interface unit into the high-speed modem and into house power, and any Ojo phone (more than one can be used with the same interface unit) within the home will get access to the necessary data network. This architecture eliminates the need for new wiring in the home. In addition to a connection to the high-speed modem, the interface unit also connects to the standard phone line. This connection while not required for a video phone call, is used to allow the Ojo video phone to also be used as a standard telephone.

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  A display unit, that includes the camera and video screen, is the device that the consumer will think of as the video phone itself. The video screen is used to display menus and provide a user interface as well as to view the images of the local and remote parties. The display unit includes a wireless transceiver and is therefore cordless, connecting to the interface unit via a wireless network. Because the display unit is wireless, the end user can relocate the display unit from room to room, unencumbered. The display unit is battery operated and can be recharged by connecting it to standard household power. The display unit may remain connected to household power during use and therefore can also be used as a permanently located device, such as a traditional corded telephone. Considerable effort has been expended in the ergonomic and stylistic design of the display unit. For example, it is taller than most conventional phones to ensure that the user is looking into the unit and not down at the unit. Similarly the camera of the unit is looking at the user at face level, instead of "up the user's nose." The display unit can be used as a standard speaker phone to receive (and in combination with the handset discussed below, to make) both audio and video calls. The display unit is designed to be aesthetically useable in any room. Particular attention was given to the user Interface to ensure that Ojo was installable and useable without the need to refer constantly to a manual.

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  A wireless handset that functions as a typical cordless phone. It includes a cordless telephone with internal speaker and microphone, a monochrome graphical display and most of the user controls for the device (numeric keypad, navigation device, talk, mute and end buttons). Although the handset is discussed as a separate component, it will generally be seated in the lower portion of the display unit where it will serve as the navigation device while its batteries are being charged. The handset fits into a cradle on the display unit and communicates with the interface unit. It is designed to be used both as part of a video call, or alone for standard POTS phone calls. Since the Ojo unit is designed to receive and make audio calls as well as video calls the handset functions as a typical cordless phone and has the features a user typically expects for a cordless phone. Although video calls can be received at the display unit even when the handset is not present, the handset is the primary component used to operate the video phone (in a manner similar to a television remote control).

Business Strategy

        General.    Our business model, as is typical of a consumer electronics product, is based upon the sale of Ojo video phones and does not rely upon any service fees or other recurring revenue stream for WorldGate, although such recurring streams may materialize. Cable and DSL operators, however, are expected to realize significant recurring revenue streams associated with offering this product, and accordingly we believe they will embrace the concept and business model. WorldGate plans to manufacture and distribute the Ojo video phone through and in partnership with HSD providers, as well as through traditional electronics distribution channels. Video phone service, using the Ojo video phone, is expected to be offered by HSD providers as a means of attracting new HSD subscribers as well as maintaining existing subscribers. The suggested consumer offering follows the traditional HSD model. Video phone service subscribers will be able to either purchase Ojo or lease a unit from the HSD service provider.

        Manufacturing.    Ojo manufacturing is being undertaken in Asia, to take advantage of the base of lower labor, tooling and component costing. A formal relationship with Mototech Inc. has already been established for the volume manufacture of Ojo. Mototech, along with U.S. Robotics and SMC Networks, are affiliates of the Accton Technology group. Mototech's responsibilities in this role include:

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      Product design finalization for manufacturing

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      Component selection and procurement

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      Tool sourcing and management

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      Coordination of Ojo manufacturing

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      Implementation and monitoring Ojo's Quality Plan

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      Product cost reduction

        We will retain formal sign-off control over any product, specification, or component changes proposed by Mototech. We will also maintain rights to the Ojo technology and intellectual property, as part of the above formal relationship. We have also maintained the right to second source the Ojo product, in addition to purchasing products from Mototech.

        Product Sales and Distribution.    WorldGate intends to partner with experienced distribution partners to market and distribute the Ojo video phone. We are in the process of negotiating contracts with prospective partners to market and distribute the Ojo video phone, and hope to finalize of some of the contracts for these partnerships within the next few months. Such partnerships are intended to reduce our working capital requirements by minimizing our sales and inventory costs, and provide an entree to more extensive and accelerated coverage than would be permitted by an internal organization. The name recognition, "shelf-space" potential and technology/product validation provided by such partners are also expected to provide a significant advantage. Through our distribution partners, Ojo will be marketed domestically and internationally to both the residential and to the business sectors, through the standard consumer and business electronics channels as well as through broadband providers such as cable and DSL service operators, in a manner similar to broadband modems.

        Schedule.    Prototype units for Ojo are expected to be available in January 2004. Prior to availability of the prototype, our efforts have been directed toward securing field trials of Ojo with HSD service providers. The Company has received interest and willingness from five of the eight largest multiple system operators, or MSOs, to undertake field trials as soon as the product is available. These field trials are intended to provide information on consumer response to Ojo, technical performance and to validate our objectives and business models. Trials are expected to begin in the first calendar quarter of 2004. First production units for Ojo are expected to be available in the third quarter of 2004. Prior to that, we will seek to secure deployment commitments from multiple operators to ensure wide availability.

Competition

        Many of the current video phone manufactures have focused on two applications—business video phones and video conferencing. Business video phones are designed to be located on an executive's desk and used to communicate with colleagues, employees and customers. Video conferencing units are designed for conference rooms where multiple people on one end engage with multiple people on the other end. The following is a brief description of the potential competitors and their impact on the market.

        Business Phone Products.    Most of these products are targeted for corporate use and are priced at $650.00 and up per unit. Generally, the ergonomic design of these units emulates that of a traditional office telephone with the addition of a camera and display. The products use standard corporate gray or black material colors, familiar button shapes and designs, traditional style handsets for non-speakerphone conversation and often have business feature sets. For connectivity these products use IP, POTS or ISDN. The main competitors in this sector include Viseon Inc., 8x8 Inc., Motion Media PLC, and Leadtek Research Inc.

        Video Conference Products.    D-Link Systems, Inc. produces a TV-based video phone product that is targeted to consumers and promotes its compatibility with DSL and cable modem technologies. D-Link uses the home television as the display device and utilizes either the TV's speaker or connection to a standard analog phone for the audio portion of the call. The main disadvantages of this product are convenience and non-personal video. The D-Link requires a television to send and receive calls. In many cases, this would obstruct the ability to watch television while a call is in progress thereby disrupting family television watching for the length of the call. Also, the videoconference nature of the product eliminates the ability to communicate on a private, one-on-one level. The main competitors in this sector include D-Link Systems, Inc., Sorenson Media and Polycom Inc.

        Telephone Products.    Vialta, Inc. produces the "Beamer", an H.324 (POTS) video phone that is designed for connection to a standard telephone. The product utilizes a standard analog telephone for connection to the PSTN and as the listening device. Since the unit uses traditional telephone lines for connectivity it cannot take advantage of the high-speed data systems available through cable and DSL modems.

        Web Cam Products.    Web cams are different from other competitive products in that they did not arise from either business video phones or video conferencing. Rather, they began in the early days of the Internet when "techies" were expanding the capabilities of PC-based content and applications with low-cost attachments to the computer. Currently, web cams are often used to display visual information rather than as a means for personal communication. Many popular web sites use web cams to show traffic, weather, adult activities and other visually interesting subjects. Software such as Net Meeting, Instant Messenger and MSN messenger are being supported in web cams to enable a video chat option to these Internet-based services. Competitors in this category include Logitech, Inc., Intel Corporation, 3Com Corporation, and Creative Technology, Ltd.

Intellectual Property

        We plan to rely on patent, trade secret, trademark and copyright law to protect our video phone intellectual property. Although we have filed multiple patent applications for our technology, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

Government Regulation

        Our Ojo video phone will be required to comply with various laws and government regulations, including Parts 15 and 68 of the FCC's regulations, which relate to radio frequency devices and to terminal equipment that is connected to the telephone network. In addition, the legal and regulatory environment that pertains to our business is uncertain and changing rapidly. New legislation or regulations could be introduced that could substantially impact our ability to launch and promote the Ojo video phone. For example, in the United States, the FCC and state regulatory commisions could undertake an examination of whether to impose surcharges or additional regulations upon certain providers of Internet protocol, or IP, based communication services. The imposition of regulations on IP communications services may negatively impact our business.

Research and Development

        To date, engineering and product development has been a significant focus of WorldGate. The principal focus of WorldGate's current engineering and development activities is development and enhancement of our Ojo video phone. Development of the Ojo video phone has required combining technical experience and knowledge from two historically separate industries, cable and telephony. Our engineering and development expenditures in connection with our Ojo video phone were approximately $1,926,000 for the year ended December 31, 2002, and approximately $1,867,000 during the first three quarters of 2003.

Employees

        As of December 1, 2003, on a consolidated basis, we had approximately 30 full-time employees. All of our employees are located in Trevose, Pennsylvania. None of our employees are represented by a labor union, and we have no collective bargaining agreement. We consider our employee relations to be good.

PROPERTY

        Our corporate headquarters is located in Trevose, Pennsylvania in a leased facility consisting of approximately 72,000 square feet. The lease for this space will expire in June 2009, with an option to extend for an additional 10 years. We are currently subleasing approximately 19,000 square feet of this space to TVGateway, LLC. This sublease automatically renews on a month-to-month basis unless either TVGateway or WorldGate provides at least ninety days prior notice to the contrary. As discussed below, we have not paid our rent on our current facility since May 2003 and our landlord has the right to regain possession of the facility at any time.

LEGAL PROCEEDINGS

        We have not paid our rent on our current facility since May 2003. As a result, our landlord, 3190 T General, Inc. has filed an action in the Court of Common Pleas, Bucks County Pennsylvania to perfect its interest to take possession of our facility at any time, and to establish damages for past rent and expenses. Although a judgment has been granted allowing our landlord to regain possession of the facility, we remain in the facility and in the process of negotiating a settlement of our lease obligation with the landlord in an effort to reduce our outstanding liability and secure the continued right to occupy the facility with a reduced ongoing lease obligation, although there can be no assurance that a settlement can be obtained. In lieu of rent payments our landlord is drawing down from our security deposit to satisfy the unpaid rent. As of September 30, 2003, the amount of the deposit remaining is $388.

MANAGEMENT

Directors and Executive Officers of the Registrant.

        Our executive officers and directors are as follows:

Name	Age	Position(s)
Hal M. Krisbergh(1)	55	Chairman of the Board of Directors and Chief Executive Officer
Joel Boyarski	56	Vice President, Chief Financial Officer
Randall J. Gort	53	Chief Legal Officer and Secretary
James E. McLoughlin	49	Vice President, Account Development and Marketing
Richard Westerfer	44	Chief Operations Officer
Steven C. Davidson(2)	50	Director
Clarence L. Irving, Jr.(1)	46	Director
Martin Jaffe(2)	57	Director
Jeff Morris(1)	50	Director
Lemuel Tarshis(2)	61	Director

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

        Hal M. Krisbergh has served as our Chairman and Chief Executive Officer since our inception in March 1995. From September 1981 to September 1994, Mr. Krisbergh was an executive officer of General Instrument (now a part of Motorola, Inc.). Mr. Krisbergh served as President of General Instrument's Communications Division and, for the past 17 years, has been a well-known figure in the cable industry. He is a recognized leader in the development of addressable cable boxes, impulse pay-per-view, opto-electronics and digital audio technologies. In 1991, Mr. Krisbergh received cable television's prestigious Vanguard award. Prior to joining General Instrument, Mr. Krisbergh was employed by W. R. Grace & Co., Deloitte & Touche and Raytheon Company.

        Joel I. Boyarski joined our company in October 1999 and was named Vice President and Chief Financial Officer in September 2002. Prior to becoming Vice President and Chief Financial Officer, Mr. Boyarski served as General Manager of TVGateway, LLC from December 2001 until September 2002 and as Vice President of Business Development for TVGateway, LLC from June 2000 until December 2001. From October 1999 to June 2000, he served as a consultant for our company. Prior to joining us, Mr. Boyarski was a business and financial consultant from June 1998 to October 1999, and for 23 years prior to June 1998, he held a variety of management positions at Joseph E. Seagram and Sons, Inc., including Vice President of Finance and Business Planning for several of Seagram's Domestic and International divisions including North America, Asia Pacific and Global Duty Free.

        Randall J. Gort joined our company in August 1997 as Vice President, Legal and Corporate Affairs, General Counsel and Secretary. In January 2003 Mr. Gort became the Company's Chief Legal Officer. From July 1995 to August 1997, Mr. Gort was General Counsel, Secretary, and Director of Legal and Corporate Affairs for Integrated Circuit Systems, Inc. Mr. Gort was in private practice from August 1994 through June 1995. Prior to that time, from May 1987 through July 1994, he was an Associate General Counsel for Commodore International Ltd. Mr. Gort was with Schlumberger Ltd. from October 1982 through early 1987, originally as Senior Attorney and then as General Counsel, FACTRON Division. From April 1979 through October 1982, Mr. Gort was Counsel for various divisions of the 3M Company, including Medical and Surgical Products Divisions, Orthopedic Products Division, Electro-Mechanical Resources Division and 3M's four tape divisions.

        James E. McLoughlin joined our company in February 2001 and in January 2002 was named Vice President, Marketing, Business and Account Development. Prior to this position, Mr. McLoughlin served as Vice President, Sales and Marketing. From February 1981 through February 2001, Mr. McLoughlin was Vice President, Affiliate Operations for Home Box Office, where he was responsible for sales and marketing of premium television services to affiliated cable television companies.

        Richard Westerfer joined our company in February 2000 as Vice President of Engineering. In December of 2000, Mr. Westerfer became Senior Vice President of Operations. He served in this position until April 2002, when he became Chief Operations Officer of WorldGate. Prior to joining us, from 1979 to February 2000, Mr. Westerfer served as the Senior Director of Engineering for General Instruments (now a part of Motorola, Inc.).

        Steven C. Davidson has been a member of our board of directors since April 2002. From 1979 until his retirement in April 2002, Mr. Davidson held various executive positions with HBO, Inc., most recently serving as senior vice president and general manager of affiliate operations.

        Clarence L. Irving, Jr. has been a member of our board of directors since July 2000. He has been President and Chief Executive Officer of Irving Information Group, a consulting services firm, since October 1999 and has served as a director of Covad Communications Group, Inc. since April 1999. On August 15, 2002, Covad Communications Group, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal bankruptcy code in the United States Bankruptcy Court for the District of Delaware. Mr. Irving served as Assistant Secretary of Commerce to the United States Department of Commerce from June 1993 to October 1999.

        Martin Jaffe has been a member of our board of directors since April 2002. Since January 2002, Mr. Jaffe has been the Chief Operating Officer, Managing Director and Founder of Silvercrest Asset Management Corporation. From November 2000 until September 2001, Mr. Jaffe was Chief Financial Officer of Credit Suisse Asset Management Corporation, and from 1981 until November 2000, Mr. Jaffe was Chief Operating Officer of Donaldson, Lufkin & Jenrette Asset Management Group.

        Jeff Morris has been a member of our board of directors since April 2001. Since April 2001, Mr. Morris has been the President of Digital Media Consulting, a new media consulting company. From July 2000 to April 2001, he was President and Chief Executive Officer of Yack, Inc., an Internet events and program guide. Mr. Morris is a veteran of the cable television industry, including a fifteen-year tenure from 1984 through 2000 at Showtime Networks, Inc., where his last position was Senior Vice President of New Media and Technology Development.

        Lemuel Tarshis has been a member of our board of directors since April 2001. Since August 1991, Dr. Tarshis has been a director for the Alliance for Technology Management at the Stevens Institute of Technology. In addition, he recently worked as a consultant for Lucent Technologies Inc., Tyco International (US) Inc., GTECH Corporation, AT&T Corporation, Aequus Technologies, LLC and Verizon Communications, Inc.

Executive Compensation.

        The following table sets forth information concerning compensation paid with respect to our chief executive officer and four other most highly compensated officers who were serving as such as of December 31, 2002, each of whose aggregate compensation for fiscal 2002 exceeded $100,000, for services rendered in all capacities for us and our subsidiaries.

SUMMARY COMPENSATION TABLE
FISCAL YEARS 2002, 2001 and 2000

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options (#)	All Other Compensation
Hal M. Krisbergh Chairman and Chief Executive Officer	2000 2001 2002	$ $ $	337,080 337,080 337,080	$ $ $	148,769 151,650 37,913	20,000 160,000 80,000	— — —
Gerard K. Kunkel(1) President	2000 2001 2002	$ $ $	175,280 212,036 250,962	$ $ $	61,348 63,925 19,788	24,000 200,000 24,000	— — —
Richard Westerfer Chief Operations Officer	2000 2001 2002	$ $ $	132,693 184,500 214,616	$ $ $	37,212 35,467 17,145	— 161,000 49,000	— — —
Joseph E. Augenbraun(2) Chief Technology Strategist	2000 2001 2002	$ $ $	177,660 190,800 197,750	$ $ $	53,298 66,800 15,796	22,000 125,333 24,000	— — —
Randall J. Gort Chief Legal Officer	2000 2001 2002	$ $ $	171,774 187,650 200,769	$ $ $	54,748 63,925 15,831	24,000 127,333 24,000	— — —

(1)
Mr. Kunkel resigned from his position as President in August, 2003 and is no longer employed by our company.
(2)
Mr. Augenbraun resigned from his position as Chief Technology Strategist in July, 2003 and is no longer employed by our company.

        We have established a bonus plan which provides for the payment of bonuses to executive officers and other employees based upon the performance of WorldGate, the performance of the business division of which the officer or employee is a member and the performance of the officer or employee. Under this plan, we generally assess the prior year's performance and makes bonus payments during the first calendar quarter of each year.

        We have a Retirement Savings Plan that is funded by the participants' salary reduction contributions. All our employees are eligible to participate in the plan upon joining WorldGate. The plan is intended to permit any eligible employee who wishes to participate to contribute up to 12% of the employee's compensation on a before-tax basis under Section 401(k) of the Internal Revenue Code (the "Code"), subject to certain limitations. The plan provides for discretionary Company matching contributions that are to be made in proportion to each employee's contribution as well as discretionary Company profit-sharing contributions, subject to certain limitations. Discretionary Company matching contributions and profit-sharing contributions vest based upon the employee's length of service and are payable upon an employee's retirement, death, disability or termination of employment or, under specified circumstances, upon an employee's immediate and heavy financial emergency. Contributions are invested, in such proportions as the employee may elect in any of 10 mutual investment funds. In 2002, we made no discretionary profit-sharing contributions to the plan.

        In addition to salary and bonus compensation, we have a stock option plan, the WorldGate 1996 Stock Option Plan. The Option Plan provides for the granting of awards to such officers, other employees, consultants and directors of WorldGate and our affiliates as the Compensation Committee may determine from time to time. Generally, outstanding options vest in equal installments over a four-year period, but in no event may an option be exercised more than ten years following the date of its grant, subject to acceleration in the event of some changes of control of WorldGate. On October 5, 2000, our shareholders approved an increase in the total number of our shares of common stock available under the plan to 3,200,000. On October 5, 2001, our shareholders approved an automatic annual increase of shares reserved under the 1996 Plan in an amount equal to the lesser of 4% of the then outstanding shares of the Company's common stock or 1,000,000 shares.

        The Compensation Committee has the authority to administer the stock option plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the stock option plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting WorldGate or the financial statements of WorldGate (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the stock option plan and any award; to prescribe, amend and rescind rules and regulations relating to the stock option plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the stock option plan.

        The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Compensation Committee, provided, however, that Incentive Stock Options may not have an option exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee:

  —
  in cash or by check or wire transfer,

  —
  subject to the approval of the Compensation Committee, in common stock owned by the participant for at least six months prior to the date of exercise and valued at its fair market value on the effective date of such exercise, or

  —
  subject to the approval of the Compensation Committee, by such other provision as the Compensation Committee may from time to time authorize.

        The board of directors or the Compensation Committee may suspend, revise, terminate or amend the stock option plan at any time, except that:

  —
  stockholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or if and to the extent the board determines that such approval is required for purposes of satisfying Section 162(m) or Section 422 of the Code, and

  —
  no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.

        On October 5, 2001, our shareholders approved the WorldGate 2001 Employee Stock Purchase Plan. The Stock Purchase Plan provides our eligible employees with the opportunity to acquire shares of our common stock periodically through payroll deductions. In general, the Stock Purchase Plan provides that:

  •
  each employee who has completed six months of continuous employment with WorldGate is eligible to participate in the Stock Purchase Plan so long as the employee customarily works at least 20 hours per week and 5 months per year;

  •
  participants in the Stock Purchase Plan are permitted to contribute up to fifteen percent of their compensation towards the purchase of our common stock;

  •
  at the end of each calendar quarter, the contributions of the participants are used to purchase shares of our common stock at the lower of eighty-five percent of the market price of our common stock: (i) at the beginning of each calendar quarter or (ii) at the end of each calendar quarter;

  •
  shares of our common stock which are purchased under the Stock Purchase Plan are not transferable by the participant until at least nine months has elapsed from the acquisition of the shares;

  •
  a maximum of 750,000 shares of our common stock (to be increased annually by 375,000 shares) may be purchased in the aggregate by participants in the Stock Purchase Plan; and

  •
  our Board of Directors has the power and authority to administer the Stock Purchase Plan and may, subject to certain limitations suspend, revise, terminate or amend the Stock Purchase Plan.

        As part of our philosophy that increased ownership of equity in WorldGate facilitates greater alignment of executive interests with shareholder interests, the Compensation Committee, in consultation with outside compensation advisors, instituted a special short-term program to incentivize executives to purchase our common stock on the open market. For a period of approximately three (3) weeks in May 2001, executives (including the Chief Executive Officer) were granted options, which vest in equal installments over a three-year period, to purchase from the Company four shares of our common stock for each share they purchased in the open market. The 4-for-1 matching grant was capped at the point that the aggregate purchase price of shares bought by an executive reached $100,000.

        The following table presents information regarding options granted to our named executive officers during fiscal 2002 to purchase shares of our common stock. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.

Options/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	5% ($)	10% ($)
Hal M. Krisbergh Chairman and Chief Executive Officer	80,000	5.2%	$1.59	5/20/12	80,000	203,200
Gerard K. Kunkel(1) President	24,000	1.6%	2.40	4/30/12	36,480	92,160
Richard Westerfer Chief Operations Officer	49,000	3.2%	2.40	4/30/12	76,440	188,160
Joseph E. Augenbraun(2) Chief Technology Strategist	24,000	1.6%	2.40	4/30/12	36,480	92,160
Randall J. Gort Chief Legal Officer	24,000	1.6%	2.40	4/30/12	36,480	92,160

(1)
Mr. Kunkel resigned from his position as President in August, 2003 and is no longer employed by our company.

(2)
Mr. Augenbraun resigned from his position as Chief Technology Strategist in July, 2003 and is no longer employed by our company.

        The following table shows the number of shares of common stock subject to exercisable and unexercisable stock options held by each of the named executive officers as of December 31, 2002. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $0.42, which was the per share closing sales price reported on the Nasdaq National Market on December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option SAR Values

Name	Shares acquired on exercise (#)	Value Realized ($)	Number of securities underlying unexercised options/SARS at fiscal year end (#) Exercisable/ Unexercisable	Value of unexercised in-the-money options/SARS at fiscal year end ($) Exercisable/ Unexercisable
Hal M. Krisbergh Chairman and Chief Executive Officer	—	—	63,334/196,666	0/0
Gerard K. Kunkel(1) President	—	—	130,081/140,918	0/0
Richard Westerfer Chief Operations Officer	—	—	77,835/134,832	0/0
Joseph E. Augenbraun(2) Chief Technology Strategist	—	—	62,666/86,667	0/0
Randall J. Gort Chief Legal Officer	—	—	63,666/87,667	0/0

(1)
Mr. Kunkel resigned from his position as President in August, 2003 and is no longer employed by our company.

(2)
Mr. Augenbraun resigned from his position as Chief Technology Strategist in July, 2003 and is no longer employed by our company.

Compensation of Directors

        We adopted a new director compensation plan commencing in 2001. Pursuant to the new director plan, non-employee directors, currently Messrs. Davidson, Jaffe, Irving, Morris and Tarshis, will each receive an annual stock grant of 6,500 shares, vesting in equal amounts over four years, issued at the fair market value on the date of grant, and a stipend of $1,000 for each board or committee meeting the director attends in person. We will continue to reimburse non-employee directors for reasonable travel expenses for attending board or committee meetings.

        Prior to the adoption of the new director plan, on July 26, 2000, we granted to Mr. Irving options to purchase 25,000 shares of common stock at an exercise price of $28.375 per share. In addition, we granted to each of Messrs. Davidson, Jaffe, Morris and Tarshis, when he became a director, options to purchase 20,000 shares of common stock. Each option was issued at the fair market value on the date the grantee was appointed as a director. Each option will vest in four equal installments on the anniversary of the grant date. Other than Messrs. Davidson, Jaffe, Irving, Morris and Tarshis, no other board member was reimbursed for his travel and other expenses or compensated for his service on the board.

Compensation Committee Interlocks and Insider Participation

        The Compensation and Stock Option Committee (the "Compensation Committee") is currently composed of Messrs. Krisbergh, Morris and Irving. The Compensation Committee makes recommendations to the board concerning the compensation and benefits programs for its directors, officers and employees, including all options granted under the Company's option plan. With the exception of Mr. Krisbergh, no member of the Compensation Committee is an officer or employee of the Company. Mr. Krisbergh does not, however, participate in the determination of his own compensation.

Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth information as of December 31, 2002 regarding securities authorized for issuance under the Company's equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	2,896,702	3.73	1,762,314
Equity compensation plans not approved by security holders	—	—	—

Certain Relationships and Related Transactions.

        Stockholders' Agreement.    Certain stockholders of WorldGate, including Messrs. Krisbergh and Wachob, and some other management personnel of WorldGate, are parties to a stockholders' agreement. Pursuant to the stockholders' agreement certain stockholders had the right to appoint members to our board of directors as follows:

  —
  Hal M. Krisbergh designated David E. Wachob, Alan Gerry and Thomas G. Baxter, all of whom have since resigned as members of our board,

  —
  Motorola designated Graham Pattison, who has since resigned as a member of our board in connection with his resignation from Motorola,

  —
  the investors who purchased our Series A Convertible Preferred Stock, other than Motorola, designated Marcia J. Hooper, who has since resigned as a member of our board, and

  —
  the investors who purchased our Series B Convertible Preferred Stock designated Ronald A. Walter, who has since resigned as a member of our board.

Except for the registration rights provided in the stockholder's agreement the material provisions of the stockholders' agreement, including the right to designate members of our board of directors, terminated upon the consummation of our initial public offering in April 1999. Our Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock converted in our common stock upon the consummation of our initial public offering.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock, $0.01 par value, commenced trading on the Nasdaq National Market under the symbol "WGAT" upon our initial public offering on April 15, 1999. The Company applied for and received permission, effective January 9, 2003 to transfer the listing of its common stock to the Nasdaq SmallCap Market. The following table shows the high and low closing sales price as reported by the Nasdaq National Market and the Nasdaq SmallCap Market, as is applicable, for each quarter of 2001 and 2002, for each completed quarter in 2003 and for the current quarter through December 12, 2003.

	High	Low
Fiscal year ended December 31, 2001
First quarter	$10.00	$3.75
Second quarter	6.70	2.40
Third quarter	4.99	1.65
Fourth quarter	2.69	1.85
Fiscal year ended December 31, 2002
First quarter	$2.85	$1.27
Second quarter	2.73	1.18
Third quarter	1.38	0.60
Fourth Quarter	0.91	0.41
Fiscal year ended December 31, 2003
First quarter	$0.57	0.25
Second quarter	0.55	0.25
Third quarter	0.67	0.36
Fourth quarter (through December 12, 2003)	1.53	0.51

        As of December 12, 2003, there were approximately 346 holders of record of our common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

        We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, to finance the growth and development of our business.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information as of December 12, 2003 regarding beneficial ownership of our common stock by the following persons:

  •
  each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock,

  •
  each director of WorldGate,

  •
  each executive officer of WorldGate named in the executive compensation table above, and

  •
  all directors and executive officers of WorldGate as a group.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of December 12, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of the beneficial owners is 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Ownership
Hal M. Krisbergh(1)	5,999,704	23.9
Joseph E. Augenbraun	264,542	1.1
Randall J. Gort(2)	325,211	1.3
Gerard K. Kunkel	0	*
Richard Westerfer(3)	139,917	*
Clarence L. Irving, Jr.(4)	23,625	*
Jeff Morris(5)	14,292	*
Lemuel Tarshis(6)	30,491	*
Steven C. Davidson(7)	5,000	*
Martin Jaffe(8)	5,000	*
All directors and executive officers as a group (12 persons)(9)	6,921,805	27.6

*
Less than 1% of the outstanding common stock.

(1)
Includes (a) options to purchase 141,667 shares of common stock, (b) 15,237 shares of common stock held by Mr. Krisbergh as custodian for his minor child and (c) 15,237 shares of common stock held by Mr. Krisbergh's wife as custodian for their minor child. Mr. Krisbergh disclaims beneficial ownership of the shares owned by his minor child. Also includes (a) 486,104 shares of common stock held in two grantor retained annuity trusts of which Mr. Krisbergh is the trustee and (b) 486,104 shares of common stock held in two grantor retained annuity trusts of which Mrs. Krisbergh is the trustee. Also includes (1) 299,938 shares held by Mr. Krisbergh's spouse and (b) 300,000 shares held by the Krisbergh Family Foundation, with Mr. Krisbergh acting as the custodian for these shares.

(2)
Includes 68,399 shares of common stock held by Mr. Gort as custodian for his four minor sons and daughters and options to purchase 110,749 shares of common stock.

(3)
Includes options to purchase 140,917 shares of common stock.

(4)
Includes options to purchase 23,625 shares of common stock.

(5)
Includes options to purchase 14,292 shares of common stock.

(6)
Includes 2,000 shares of common stock held by Dr. Tarshis' spouse and options to purchase 28,291 shares of common stock.

(7)
Includes options to purchase 5,000 shares of common stock.

(8)
Includes options to purchase 5,000 shares of common stock.

(9)
Includes (a) options to purchase 854,273 shares of common stock, and (b) 1,673,019 shares of common stock owned by family members or affiliates of some members of the group.

DESCRIPTION OF THE SECURITIES

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 13,500,000 shares of preferred stock, par value $.01 per share. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

        As of December 12, 2003, there were 25,081,843 shares of common stock outstanding. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, our certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution.

Preferred Stock

        Our company, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company. There are no shares of preferred stock outstanding, and we currently have no plans to issue any shares of preferred stock.

Limitation on Liability

        Our certificate of incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended. The DGCL provides that a director of our company shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

  •
  for any breach of such person's duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

  •
  for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and

  •
  for any transaction resulting in receipt by such person of an improper personal benefit.

        The certificate of incorporation also provides that the directors shall be entitled to the benefits of all limitations on the liability of directors generally that now or hereafter become available under the DGCL.

        The certificate of incorporation also contains provisions indemnifying our directors, officers and employees to the fullest extent permitted by the DGCL.

        We maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Certain Anti-Takeover Provisions

        The ability of our board under our certificate of incorporation to establish the rights of, and to cause our company to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of our company or to dilute the stock ownership of holders of common stock seeking to obtain control of our company. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL prohibits some "business combinations" between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless

  •
  the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  •
  the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by some employee stock plans) in the transaction in which it becomes an interested stockholder; or

  •
  the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        The DGCL contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or bylaws to avoid the restrictions. We have not and do not currently intend to "elect out" of the application of Section 203 of the DGCL.

Bylaws

        Our bylaws contain provisions that require advance notice to be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and that specify procedures to be followed by stockholders in nominating persons for election to our board. Generally, the advance notice provisions require that the stockholder must give written notice to our Secretary:

  •
  in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting of stockholders; and

  •
  in the case of a special meeting, not less than 90 days prior to the scheduled date of the special meeting, (or, if later, 10 days after the first public announcement of the date of the special meeting), nor more than 120 days prior to the scheduled date of such special meeting.

In each case, the notice must set forth specific information regarding the stockholder and each director nominee or other business proposed by the stockholder, as applicable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

EXPERTS

        The financial statements as of December 31, 2001 and December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report (which includes an explanatory paragraph stating that substantial doubt exists about the Company's ability to continue as a going concern as described in note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        On October 2, 2003, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as its independent public accountants and appointed Grant Thornton LLP as its new independent public accountants. The decision to dismiss PwC and to retain Grant Thornton LLP was approved by the Company's Audit Committee and Board of Directors on October 2, 2003.

        The reports of PwC on the Company's financial statements for each of the years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of PwC on the financial statements of the Company for the fiscal year ended December 31, 2002 contains a paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern and that the report on the financial statements of the Company for the fiscal year ended December 31, 2001 contains an emphasis of a matter paragraph regarding the Company's history of losses from operations and limited amount of cash and short-term investments on hand.

        During the Company's two most recent fiscal years and through October 2, 2003 there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference thereto in connection with their reports on the financial statements for such years.

        During the Company's two most recent fiscal years and through October 2, 2003, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

        The Company has provided PwC with a copy of the foregoing disclosures and has requested that PwC review such disclosures and provide a letter addressed to the Securities and Exchange Commission as specified by Item 304(a)(3) of Regulation S-K Such letter is filed as Exhibit 16.1 to our Current Report on Form 8-K filed October 6, 2003.

        During the fiscal years ended December 31, 2002 and 2001, and the subsequent interim period up to October 2, 2003, the Company did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any other matters or reportable events set forth in Items 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

WORLDGATE COMMUNICATIONS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants

To the Board of Directors
of WorldGate Communications, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of WorldGate Communications, Inc. and its subsidiaries at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Notes 2 and 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002.

PricewaterhouseCoopers LLP
Philadelphia, PA
February 14, 2003

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

	December 31
	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$3,356	$589
Short-term investments	11,257	3,218
Accounts receivable less allowance for doubtful accounts of $996 in 2001 and $1,596 in 2002	4,274	2,593
Inventory	6,976	3,962
Prepaid and other assets	275	281

Total current assets	26,138	10,643

Property and equipment	5,867	5,109
Less: accumulated depreciation and amortization	(2,157)	(2,605)
Property and equipment, net	3,710	2,504
Deposits and other assets	938	872
Goodwill	3,006	—

Total assets	$33,792	$14,019

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion, notes payable	$1	$50
Accounts payable	689	1,228
Accrued expenses	1,658	779
Accrued compensation and benefits	1,557	1,132
Contractual obligations related to equity financing	4,167	3,283
Deferred rent credit, current and other	110	87

Total current liabilities	8,182	6,559
Deferred rent credit	195	165

Total liabilities	8,377	6,724

Commitments and contingencies
Stockholders' equity:
Preferred Stock, $.01 par value, 13,500,000 shares authorized	—	—
Class A Common Stock, $0.01 par value; 50,000,000 shares authorized, 23,565,295 and 23,577,963 shares issued and outstanding at December 31, 2001 and 2002	236	236
Additional paid-in capital	193,488	194,391
Warrant for Class A Common Stock	1,911	1,911
Accumulated deficit	(170,028)	(189,238)
Unearned stock-based compensation	(192)	—
Less Treasury Stock, at cost — 500,000 shares as of December 31, 2002	—	(5)

Total stockholders' equity	25,415	7,295

Total liabilities and stockholders' equity	$33,792	$14,019

The accompanying notes are an integral part of these consolidated financial statements.

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	2001	2002
Revenues:
Equipment product revenues earned from third parties	$4,138	$933
Equipment product revenues earned from related parties	1,369	15
Service fee revenues earned from third parties	1,001	954
Service fee revenues earned from related parties	10,339	11,976

Total revenues	16,847	13,878

Costs and expenses:
Cost of product revenues	8,770	4,537
Cost of consulting revenues	10,343	11,284
Engineering and development (excluding depreciation and amortization amounts of $1,005 and $597, respectively)	12,894	7,705
Sales and marketing (excluding depreciation and amortization amounts of $308 and $221, respectively)	6,770	2,585
General and administrative (excluding depreciation and amortization amounts of $198 and $340, respectively)	7,629	3,069
Depreciation and amortization	1,511	1,158
Goodwill impairment	—	3,006

Total costs and expenses	47,917	33,344

Loss from operations	(31,070)	(19,466)
Interest and other income	1,027	462
Interest and other expense	(303)	(206)
Loss from unconsolidated entity	(1,000)	—

Net loss	$(31,346)	$(19,210)

Net loss per common share (Basic and Diluted)
Net loss	$(1.33)	$(0.81)

Weighted average common shares outstanding (Basic and Diluted)	23,501,543	23,573,935

The accompanying notes are an integral part of these consolidated financial statements.

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(DOLLARS AND SHARES IN THOUSANDS)

	Common Stock			Warrants for Class A Common Stock
							Treasury Stock
			Additional Paid-In Capital		Accumulated Deficit	Unearned Stock-based Compensation			Totals Stockholders' Equity
	Shares	Amount					Shares	Amount
Balance at December 31, 2000	23,308	233	192,899	1911	(138,682)	(58)			55,781

Authorization of deferred Compensation						388			388
Sale of Common Stock	11		31						31
Issuance of Common stock in Acquisition of DVA Inc.	231	3	387						390
Exercise of Stock Options	15		44						44
Other			127						127
Net Loss for the year					(31,346)				(31,346)

Balance at December 31, 2001	23,565	236	193,488	1,911	(170,028)	(192)			25,415

Authorization of deferred Compensation						192			192
Sale of Common Stock	13		15						15
Exercise of Stock Options
Acquisition of Treasury Stock							(500)	(5)	(5)
Other			888						888
Net Loss for the year					(19,210)				(19,210)

Balance at December 31, 2002	23,578	$236	194,391	$1,911	(189,238)	$—	(500)	$(5)	7,295

The accompanying notes are an integrated part of these consolidated financial statements

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

	2001	2002
Cash flows from operating activities:
Net loss	$(31,346)	$(19,210)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,150	1,158
Bad debt expense	1,502	628
Provision for inventory	1,307	2,209
Amortization of deferred compensation	388	192
Amortization of Goodwill	361	—
Impairment of Goodwill	—	3,006
Loss on the disposition of fixed assets	63	150
Non-employee stock compensation expense	—	—
Loss from investment in unconsolidated entity	1,000	—
Changes in operating assets and liabilities:
Accounts receivable	1,228	1,053
Inventories	2,981	805
Prepaid and other assets	1,981	60
Accounts payable	(1,398)	539
Accrued expenses	(53)	(879)
Accrued compensation and benefits	(3,210)	(425)
Other liabilities	50	(53)

Net cash used in operating activities	(23,996)	(10,767)

Cash flows from investing activities:
Capital expenditures	(1,451)	(112)
Proceeds from maturities of short-term investments, net	14,833	8,039
Investment in unconsolidated entity	(1,000)	—
Proceeds from sale of equipment	34	10

Net cash provided by investing activities	12,416	7,937

Cash flows from financing activities:
Proceeds from issuance of common stock	31	15
Proceeds from exercise of stock options	44	—
Proceeds from issuance of notes payable	—	443
Repayment of notes payable—DVA Shareholders	(5,134)	—
Repayments of capital leases and notes payable	(420)	(395)

Net cash provided by (used in) financing activities	(5,479)	63

Net increase (decrease) in cash and cash equivalents	(17,059)	(2,767)
Cash and cash equivalents, beginning of period	20,415	3,356

Cash and cash equivalents, end of period	$3,356	$589

The accompanying notes are an integral part of these consolidated financial statements.

WORLDGATE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands except for per share amounts)

1.     Organization

        WorldGate Communications, Inc. ("WorldGate" or "the Company") provides a television service that delivers Internet access and interactivity through cable television systems. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated. The Company accounts for its investment in the TVGateway joint venture under the equity method.

2.     Summary of Significant Accounting Policies

  Operations and Liquidity

        As of December 31, 2002 the Company had cash, cash equivalents and short-term investments of $3,807. The operating cash usage for the twelve months ended December 31, 2002 was $10,767. In October 2002, the Company announced multiple actions which it believes will further reduce operating expenses and increase operating efficiencies. These actions included a reduction in work force as well as the implementation of an agreement with TVGateway to transfer to TVGateway certain WorldGate employees and functions that WorldGate is currently providing for TVGateway. The transfer was substantially finalized by the Company and TVGateway during the first quarter 2003. As a result, WorldGate's revenue attributable to the transitioned service will be reduced, as will be the corresponding expense of providing the service. As such, WorldGate's Consolidated Statement of Operation will be negatively impacted in that it will have less revenues, cost of sales and resulting profit from providing these services and potentially there will be some overhead which cannot be reduced or otherwise allocated and which was previously passed on to TVGateway. Based on the Company's current operating budget and cash flow projections for 2003, we believe that we have sufficient cash and short-term investments to fund our operations into the summer of 2003. As a strategy employed by the Company to obtain additional funding to continue operations beyond this period, the Company filed a registration statement with the SEC for a stock rights offering as described in more detail in Note 17 to Condensed Financial Statements. There is no guarantee when the registration statement will be declared effective and as to the level of the participation or the amount of proceeds, if any, to be received in connection with the rights offering.

        The Company has virtually no outstanding debt and its assets are not pledged as collateral. The Company continues to evaluate possibilities to obtain additional financing through public or private equity or debt offerings, bank debt financing, asset securitizations or from other sources. Such additional financing would be subject to the risk of availability, may be dilutive to our shareholders, or could impose restrictions on operating activities. There can be no assurance that this additional financing will be available on terms acceptable to the Company, if at all. The Company also has the ability to further reduce its workforce and scale back on capital and operational expenditures to decrease cash burn. The Company however can provide no assurance that such reductions in cash spending, if they are made, will extend the Company's operations.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions, which at times exceed the $100 FDIC limit.

  Short-Term Investments

        Short-term investments consist of debt securities with original maturities greater than three months and less than one year. All such debt securities are classified as available for sale. Available for sale securities are carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of other comprehensive income (loss). As of December 31, 2001 and 2002, the fair market value of available for sale securities equaled the carrying value. Gains or losses on securities sold are based on the specific identification method.

  Inventories

        Inventories are stated at the lower of cost or market on an average cost basis.

  Property and Equipment

        Property and equipment is carried at original cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the related assets. The Company depreciates furniture and fixtures over seven years; office equipment over five years; and computer equipment and trade show exhibits over three years. Leasehold improvements are capitalized and amortized on the straight-line basis over the shorter of their useful life or the term of the lease. Maintenance and repairs are expensed as incurred. When the property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

        Qualified internally developed software costs for internal use are capitalized subsequent to both the preliminary project stage and when management has committed to funding, in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed and obtained for Internal Use." The external direct costs of software, materials and services directly associated with the project are capitalized. Upon completion, internally developed software costs are depreciated over their estimated useful life of three years. The Company capitalized software development costs of $276 and $5 during the years ended December 31, 2001 and 2002, respectively.

  Goodwill

        Goodwill in the amount of $3,608 was recorded in connection with the Company's acquisition of Digital Video Art, Inc. ("DVA") and represents the excess of cost over the fair value of net assets acquired. In 2000 and 2001, goodwill was amortized using the straight-line method over ten years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." This pronouncement changes the accounting for goodwill and intangible assets with indefinite lives from an amortized method to an impairment approach. SFAS No. 142 requires that goodwill and intangible assets be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. The Company's transitional impairment test, measured as of January 1, 2002, did not result in an impairment loss. However, as described in Note 5, an impairment of our goodwill was recorded in the second quarter of 2002.

  Long-lived Assets

        The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented.

  Revenue Recognition

        In addition to the following criteria, the Company does not recognize revenue before evidence of an agreement exists, prices are fixed or determinable and collectibility is reasonably assured. The Company derives revenue from the sale of headend units and other equipment to cable operators. Revenue from the sale of equipment is recognized by the Company when the products are shipped to and accepted by the customer.

        The Company also derives revenue from charges to cable operators for their subscribers' monthly access to the Company's service and service and maintenance fees. These revenues are recognized as services are rendered.

        Revenues from advertising are recognized by the Company when earned. Depending on specific arrangements, advertising revenues are earned when a customer's advertisement is displayed on our page or when a subscriber clicks on the banner advertisement.

        The Company derives revenue from TVGateway from charges for licensing fees, management consulting, engineering, product delivery services and certain administrative costs. These revenues are recognized as services are rendered.

  Cost of Revenues

        Cost of equipment product revenues includes costs related to the production of hardware, installation and training as well as costs incurred for the assembly, installation and testing of systems. Cost of service fee revenues includes consulting fees covering engineering, development, support and administrative services.

Engineering and Development Costs

        Engineering and development costs are expensed as incurred.

  Advertising Costs

        Advertising costs, included in sales and marketing expense, are expensed in the period incurred. Advertising expenses were $714 and $298 for the years ended December 31, 2001 and 2002, respectively.

  Income Taxes

        Provision for income taxes is determined based on the asset and liability method. The asset and liability method provides that deferred tax balances are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities or assets at the end of each period are determined using the tax rate enacted under the current tax law. The measurement of net deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized, and a corresponding valuation allowance is established.

  Stock-Based Compensation

        The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and has presented the required SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," pro forma disclosure in the table below.

        At December 31, 2002, the Company had stock based compensation plans, which are described separately in Note 8. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans, and accordingly, no compensation cost has been recognized for the Company's fixed stock based compensation. Had compensation cost been determined consistent with SFAS No. 123, as amended by SFAS No. 148, the Company's net loss would have been increased to the following pro forma amounts:

	Year Ended December 31
	2001	2002
Net loss, as reported	$(31,346)	$(19,210)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	388	192
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax of $0	(7,456)	(4,631)
Pro forma net income	$(38,414)	$(23,649)

Net loss per share:
Basic and diluted—as reported	$(1.33)	$(0.81)

Basic and diluted—pro forma	$(1.63)	$(1.00)

        Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

  Net Loss Per Share (Basic and Diluted)

        Basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per common share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of shares of common stock issuable upon the exercise of stock options and warrants. The number of potential common shares which would have been assumed to be converted in the years ended December 31, 2001 and 2002 have a dilutive effect if the Company had income from continuing operations is 5,540,056 and 6,001,324, respectively.

  Comprehensive Loss

        As it relates to the Company, components of comprehensive loss include net loss and unrealized gains and losses on available for sale securities. For the years ended December 31, 2001 and 2002, Net loss and comprehensive loss were identical because the carrying value of the Company's available for sale securities equaled the fair market value of such securities.

  Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable and accounts payable. The book value of cash and cash equivalents, accounts receivable, and accounts payable is considered to be representative of their fair value because of their short maturities. Short-term investments are carried at market value.

  Concentration of Credit Risk

        Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments, and accounts receivable. The Company has its cash and cash equivalents placed with high quality, creditworthy financial institutions. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions. Credit risk on the Company's short-term investments is managed through diversification and by investing in mortgage-backed securities issued by U.S. government agencies and high-quality corporate issuers.

        Accounts receivables consist of receivables from cable operators and TVGateway. Furthermore, a significant portion of our revenues is generated outside the U.S. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company has established allowances for potential credit losses and such losses have not exceeded management expectations.

        Accounts receivable from major customers in excess of 10% of total accounts receivable were as follows:

Customer	2001	2002
A	11%	12%
B	2%	3%
C	—	21%
D	—	13%
E	14%	—
F	16%	24%
G	16%	1%

	59%	74%

        Sales to major customers, in excess of 10% of total revenues, were as follows for each of the years ended December 31:

Customer	2001	2002
A	60%	84%
B	1%	3%

	61%	87%

        Revenues by geographic area are attributed to the United States and to all foreign countries based on customer locations as follows:

	2001	2002
	(dollars in thousands)
United States	$12,794	$13,289
Other North America (including Latin America)	659	489
South America	2,293	11
Asia	32	3
Europe	1,069	86

Total	$16,847	$13,878

        All of the Company's long-lived assets are located in the United States.

  Vulnerability Due to Certain Concentrations

        The Company's growth and future success is substantially dependent upon its ability to convince cable operators to offer and continue to offer our interactive TV products to their subscribers.

        The Company is highly reliant on two suppliers of set-top cable boxes. At present the agreements with these manufacturers do not require them to ensure compatibility of the WorldGate technology with their current or next generation cable boxes or prohibit them from establishing relationships with the Company's competitors.

  Recent Accounting Pronouncements

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires, among other things, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element is required to be expensed using a systematic and rational method over its useful life. SFAS No. 143 was adopted by the Company on January 1, 2003 and did not have an impact on the Company's financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses the financial accounting and reporting for certain costs associated with exit or disposal activities, including restructuring actions. SFAS No. 146 excludes from its scope severance benefits that are subject to an on-going benefit arrangement governed by SFAS No. 112, "Employer's Accounting for Post-employment Benefits," and asset impairments governed by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 146 was adopted by the Company on January 1, 2003 and did not have an impact on the Company's financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based compensation. The statement amends the disclosure requirements of SFAS No.123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the methods used on reported results. While SFAS No.148 does not amend SFAS No.123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No.148 are applicable to all companies with employee stock-based compensation, regardless of whether they account for that compensation using the fair value method of SFAS No.123 or the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees". The transition guidance and annual disclosure provisions of SFAS No.148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for interim periods beginning after December 15, 2002. We adopted the annual disclosure provisions as of December 31, 2002 and the interim disclosure provisions will be adopted during the first quarter of 2003.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure requirements about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. The Company is currently assessing, but at this point does not believe the adoption of the recognition and initial measurement requirements of FIN 45 will have a material impact on the financial position, cash flows or results of operations of the Company.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 requires a variable interest to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to entities created prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Management is currently assessing the impact of the new standard on our financial statements.

3.     Inventories

        Inventories as of December 31, 2001 and 2002 are summarized as follows:

	2001	2002
	(Dollars in Thousands)
Raw material	$4,813	$2,479
Work-in-progress	19	2
Finished goods	1,013	865
Inventory held by customers and vendors	1,131	616

Inventory	$6,976	$3,962

        During the years ended December 31, 2001 and 2002, as a response to the continued slow economy, turmoil in the cable industry and the Company's slower than expected deployment of WorldGate's ITV products and services, the Company periodically re-evaluated its inventory and determined that it was in excess of foreseeable needs and should be resold. The carrying values of the inventory that were identified to be used in operations were written down to market value. Total charges to reduce the carrying amount of inventory to the lower of cost of market was $1,307 and $2,209 during the years ended December 31, 2001 and 2002, respectively.

        These non-cash charges are included in the "cost of equipment product revenues" line item on the consolidated statements of operations.

4.     Property and Equipment

        Property and equipment consist of the following at December 31, 2001 and 2002:

	2001	2002
	(Dollars in Thousands)
Computer equipment and internally developed software	$1,673	$1,623
Office equipment	1,267	1,297
Furniture and fixtures	1,335	1,317
Trade show exhibits	730	13
Leasehold improvements	840	837
Capital leases:
Equipment	22	22

	5,867	5,109
Less accumulated depreciation and amortization:
Property and equipment	(2,137)	(2,583)
Capital leases	(20)	(22)

Property and equipment, net	$3,710	$2,504

        Depreciation and amortization on property and equipment in the amount of $1,150 and $1,158 was recorded during the two years ending December 31, 2002.

5.     Goodwill

        The Company had goodwill of $3,608 and accumulated amortization of $602 at December 31, 2001. In accordance with SFAS No. 142, no goodwill amortization expense was recognized during the twelve month period ended December 31, 2002. During the second quarter of 2002, in an effort to cut costs and achieve operational efficiencies, the Company commenced the termination of all personnel of the former Digital Video Art, Inc. ("DVA") who performed engineering development services. In conjunction with this action, it was determined that the carrying amount of the Company's remaining goodwill exceeded its fair value. As such, the Company measured the impairment loss by the amount the carrying value exceeded the implied fair value of the goodwill. The amount of the non-cash impairment loss was $3,006. The fair value of goodwill was estimated using the expected present value of future cash flows. The change in the carrying amount of goodwill for the twelve months ended December 31, 2002, is as follows:

	Goodwill	Accumulated Amortization	Carrying Value
Balance as of January 1, 2002	$3,608	$602	$3,006
Impairment loss	(3,608)	(602)	(3,006)

Balance as of December 31, 2002	$0	$0	$0

        The following table provides comparative earnings and earnings per share had the non-amortization provisions of SFAS No. 142 been adopted for the previous periods presented:

	Year Ended December 31,
	2001	2002
Reported net loss	$(31,346)	$(19,210)
Add back: Goodwill amortization	361	0
Adjusted net loss	$(30,985)	$(19,210)
Basic and diluted earnings per share:
Reported net loss	$(1.33)	$(0.81)
Goodwill amortization	.01	.00
Adjusted net income	$(1.32)	$(0.81)

6.     Financing Agreements

        At December 31, 2001, the remaining equipment notes payable balance totaled $1. This balance was paid subsequent to year end.

        During 2002, the Company financed its Directors and Officers' Insurance Policy. At December 31, 2002, the remaining unpaid portion of the note payable totaled $50. This balance was paid subsequent to year end. The weighted average interest rate on the outstanding note payable borrowing for the year ended December 31, 2002 was 4.78%.

7.     Income Taxes

        The significant components of deferred tax assets at December 31, 2001 and 2002 are as follows:

	2001	2002
	(Dollars in Thousands)
Federal tax loss carryforward	$50,741	$58,419
State tax loss carryforward	4,759	6,750
Property and equipment	2,023	1,066
Research and experimentation credit	1,958	2,284
Officers' compensation, accrued expenses and other	670	342
Bad debt expense	1,199	633
Compensation on non-qualified stock options	—	—

	61,350	69,494
Less: valuation allowance	(61,350)	(69,494)

	—	—

        A valuation allowance was established against the Company's net deferred tax asset due to the Company's lack of earnings history and, accordingly, the uncertainty as to the reliability of the asset.

        In accounting for income taxes, the Company recognizes the tax benefits from current stock option deductions after utilization of net operating loss carryforwards from operations (i.e., net operating loss carryforwards determined without deductions for exercised stock options) to reduce income tax expense. Because stock options deductions are not recognized as an expense for financial statement purposes, the tax benefit of stock option deductions must be credited to additional paid-in capital.

        At December 31, 2002, the Company had a net operating loss carryforward of approximately $171,822 for federal tax purposes, expiring between 2012 and 2022 if not utilized. The net operating loss carryforward for state tax purposes is approximately $67,568, which will expire in 2012. These carryforwards may be applied as a reduction to future taxable income of the Company, if any. The state net operating loss carryforwards are limited by state tax law to a maximum utilization of $2,000 per year. The Company also has research and experimentation credit carryforwards of approximately $2,284, expiring between 2012 and 2022. The Company's ability to utilize its net operating loss carryforwards and credit carryforwards may be subject to annual limitations as a result of prior or future changes in ownership and tax law as defined under Section 382 of the Internal Revenue Code of 1986. Such limitations are based on the market value of the Company at the time of ownership change multiplied by the long-term exempt note supplied by the Internal Revenue Service.

8.     Stockholders' Equity

  Preferred Stock

        The Company has the authority to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company. There are no shares of preferred stock outstanding.

  Warrants

        In connection with the issuance of notes payable in March 1999 (that have since been repaid), the holders of the notes received warrants to purchase up to 331,490 shares of common stock, subject to adjustment, at an exercise price of $16.50 per share, subject to adjustment. The warrants expired unexercised in March 2002.

        In August 2000, the Company issued warrants to the TVGateway partners as part of the TVGateway Joint Venture more fully described in Note 13. These warrants may be exercised to purchase in the aggregate up to 1,500,000 shares of common stock at an exercise price of $24.78 and up to 500,000 additional shares of common stock at an exercise price of $12.39. The warrants are subject to vesting at varying rates based on the deployment of the Company's Internet TV service on each operator's digital cable systems. At December 31, 2002, none of the warrants have vested.

        In November 2000, we entered into a deployment agreement with AT&T Broadband to deploy the Company's interactive services to AT&T digital customers in Cedar Falls and Waterloo, Iowa and Tacoma, Washington. As part of this agreement, the Company issued warrants to AT&T to purchase up to 1,000,000 shares of the Company's common stock at a per share exercise price of $16.02. The warrants are subject to vesting at varying rates based on the deployment of the Company's Internet TV service on AT&T's digital cable systems. At December 31, 2002, none of the warrants have vested.

  Stock Option Plan

        In December 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan"). This plan provides for the granting of stock options to officers, directors, employees and consultants. Grants under this plan may consist of options intended to qualify as incentive stock options ("ISO s"), or nonqualified stock options that are not intended to so qualify ("NQSOs"). The option price of any ISO will not be less than the fair market value on the date the option is granted (110% of fair value in certain instances). The option price of NQSOs may be greater than, equal to, or less than the fair market value on the date the option is granted. The 1996 plan originally authorized a maximum of 933,333 shares of common stock.

        In May 1999 and May 2000, the Board increased the total number of shares of common stock available under the 1996 Plan to 1,600,000 and 3,200,000 shares, respectively. In October 2000, the Company's stockholders approved these increases. In February 2001, the Board approved an automatic annual increase of shares reserved under the 1996 Plan in an amount equal to the lesser of 4% of the then outstanding shares of the Company's common stock or 1,000,000 shares. In October 2001, the Company's stockholders approved this increase.

        The Plan is administered by a committee of the Board of Directors. The committee determines the term of each option, provided, however, that the exercise period may not exceed ten years from the date of grant, and for ISOs, in certain instances, may not exceed five years. The options granted under this plan vest ratably over a four-year period from the date of grant.

        Unearned compensation expense of approximately $1,133 and $340 was recorded, for certain options which were granted to employees in 1998 and 1999, respectively, at below the estimated fair value at the time of grant, to acquire 213,343 and 39,058 shares of common stock, respectively. The compensation expense is being recognized over a four-year vesting period. No such options were granted during 2001 and 2002. Compensation expense of approximately $388 and $192 was recognized in 2001 and 2002, respectively, related to these grants. As of December 31, 2002, no compensation expense remains to be recognized.

        On February 15, 2001, the Company's Board of Directors approved a plan (the "Exchange Offer") pursuant to which the Company would offer its employees and directors the opportunity to exchange all outstanding options to purchase shares of the Company's common stock granted under the

Company's 1996 stock option plan having an exercise price of $5.00 or more per share (the "eligible options") together with all options granted to holders of eligible options within the six month period prior to the expiration date of the Exchange Offer, for new options to be granted six months and one day after the expiration of the Exchange Offer. On June 22, 2001, the Company commenced the Exchange Offer and filed with the SEC a Tender Offer Statement on Schedule TO. The Exchange Offer expired on July 30, 2001. Pursuant to the Exchange Offer, the Company accepted for exchange options to purchase 696,359 shares of the Company's common stock, representing approximately 21.31% of the options that were eligible to be tendered in the Exchange Offer. Subject to the terms of the Exchange Offer, on January 31, 2002 the Company granted options to purchase an aggregate of 558,742 shares of common stock, in exchange for such tendered options, having an exercise price per share equal to the closing price of a share of the Company's common stock as reported on the Nasdaq National Market on January 31, 2002, which was $1.9297. The Exchange Offer did not result in the recognition of compensation expense by the Company.

        The weighted-average fair value of the options granted was $2.29 and $1.47 per option during the years ended December 31, 2001 and 2002, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes minimum value option valuation model. The following weighted-average assumptions were used for grants in 2001 and 2002, respectively: expected volatility of 100%; average risk-free interest rates of 4.83% and 4.69%; dividend yield of 0%; and expected lives of 5.0 and 5.8 years.

        A summary of the Company's stock plan is presented below:

	Stock Options	Weighted-Average Exercise Price
Outstanding, December 31, 2000	2,599,433	$15.99
Granted	1,456,640	$3.02
Exercised	(15,449)	2.89
Cancelled/forfeited	(1,832,058)	17.92

Outstanding, December 31, 2001	2,208,566	$5.93

Granted	1,548,494	$1.84
Exercised	—	—
Cancelled/forfeited	(755,736)	4.02

Outstanding, December 31, 2002	3,001,324	$4.29

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.49 - $2.25	1,063,394	8.4	$1.80	433,320	$1.97
$2.40 - $3.01	1,217,626	8.5	2.67	247,034	2.73
$4.16 - $8.25	500,896	7.0	5.51	310,820	5.19
$16.50 - $22.88	136,186	6.8	19.14	87,426	18.85
$23.57 - $41.13	83,222	7.4	28.25	41,938	28.34

	3,001,324	8.1	$4.29	1,120,538	$5.33

        For a period of approximately three (3) weeks in May 2001, executives (including the Chief Executive Officer) were granted four options, which vest in equal installments over a three-year period, for each share of common stock they purchased. The 4-for-1 matching grant was capped at the point that the aggregate purchase price of shares bought by an executive reached one hundred thousand dollars.

  Employee Stock Purchase Plan

        In October 2001, our shareholders approved the WorldGate 2001 Employee Stock Purchase Plan that provides eligible participants with the opportunity to periodically acquire shares of our common stock through payroll deductions. Eligible participants may contribute up to fifteen percent of their compensation towards the purchase of our common stock. At the end of each calendar quarter, the contributions of the participants are used to purchase shares of the Company's common stock at the lower of eighty-five percent of the market price of our common stock: (i) at the beginning of each calendar quarter or (ii) at the end of each calendar quarter. A maximum of 750,000 shares of the Company's common stock (plus an annual increase of 375,000 shares) may be purchased in the aggregate by participants in the Stock Purchase Plan.

        During 2001 and 2002, the Company sold 10,697 and 12,668 shares of common stock under the Stock Purchase Plan for proceeds of $31 and $15, respectively.

9.     Agreement with Argentine customer

        In 2001, the Company sold $742 worth of deployment equipment, keyboards and other items to a cable operator in Argentina who at the time, was not experiencing economic difficulties. Shortly after the sale, the country of Argentina encountered economic difficulties that adversely affected our Argentine customer's financial position. Our Argentine customer made a $400 payment on the equipment purchased but was having difficulties satisfying the remaining unpaid portion of their invoice. During the second quarter of 2002, after further negotiations with our Argentine customer, the Company believed that the best course of action to salvage value from the remaining $342 unpaid balance was to agree to a cash payment of $55, take back a portion of the keyboards previously sold worth $150 which was recorded as a reduction in revenues, and write off the remaining unsatisfied portion of their invoice of $137 through general and administrative expense. The keyboards taken back from our customer can be resold to other cable operators in Spanish speaking countries. It is not a normal policy or practice of the Company to take back inventory previously sold; it was done only due to the extenuating circumstances. Our Argentine customer has made the cash payment stipulated in the agreement and is now paying their monthly service fees on a regular basis.

10.   Net Loss Per Share

        The following table is a reconciliation of the numerators and denominators of the basic and diluted per share computations:

	Years Ended December 31
	2001	2002
Net loss	$(31,346)	$(19,210)

Basic loss per average common share:
Weighted average shares outstanding	23,501,543	23,573,935
Net loss	$(1.33)	$(0.81)
Diluted loss per average common share:
Weighted average shares outstanding	23,501,543	23,573,935
Net loss	$(1.33)	$(0.81)

11.   Commitments and Contingencies

  Leases

        The Company has entered into non-cancelable operating leases for its office facilities and certain equipment.

        The future minimum rental commitments under non-cancelable capital leases and operating leases for each fiscal years ended December 31 are as follows:

Fiscal Year	(Dollars in Thousands)
2003	$909
2004	927
2005	945
2006	963
2007	981
Thereafter	1,485

$6,210

        Total rent expense for operating leases for the years ended December 31, 2001 and 2002 amounted to approximately $1,785 and $1,442, respectively.

        See Note 13 regarding the commitments the Company has in its agreements with certain cable operators.

12.   Related Party Transactions

        In 1997, the Company entered into an affiliation agreement with a cable operator who is an investor. Revenues recognized from this investor were approximately $242 and $387 for the years ended December 31, 2001 and 2002, respectively. Accounts receivable amounted to approximately $73 and $97 at December 31, 2001 and 2002, respectively.

        The Company has agreements with some investors to provide engineering and development support. As a result of these agreements, the Company has expensed approximately $1,379 and $1,837 for the years ended December 31, 2001 and 2002, respectively. Accounts payable amounted to approximately $733 and $468 at December 31, 2001 and 2002, respectively. These stockholders are suppliers of technology and components for the Company's products and services. The agreements the

Company has with these investors provide for licensing of technology, as well as contracted services, including hardware and software development, product testing and certification, and the creation and development of tools and systems to facilitate the Company's engineering efforts. These agreements do not provide for ongoing royalties, purchase provisions, or for any requirement to provide additional funding to the Company.

        In 1998, the Company entered into a leasing arrangement for a building with an entity formed by non-employee investors. Included in Deposits and other is approximately $900 related to this lease.

13.   TVGateway Joint Venture and Related Cable Operator Agreements

  TVGateway Joint Venture

        On July 24, 2000, the Company formed a separate joint venture, TVGateway, LLC, with four cable operators.

        As part of this venture WorldGate entered into a management agreement with TVGateway to provide engineering, operations and administrative support services. In addition to providing for the terms and conditions under which such services were to be provided the management agreement contained a provision providing for WorldGate and TVGateway to cooperate to transition to TVGateway some or all of the support services being provided by WorldGate and/or the employees providing these services. In addition, this provision required WorldGate to remain available to provide support services until July 24, 2005. During 2002 WorldGate and TVGateway agreed to commence the transition of services pursuant to this provision. In addition, the parties agreed that the management agreement shall be of no further force and effect with respect to the services that are transferred as of the completion of the specific transfers. The companies substantially completed this transition in first quarter 2003 and accordingly, WorldGate has now been relieved of any continuing obligation to provide such transitioned services.

        As part of its settlement with TVGateway the Company received from TVGateway a cash payment of $2,400. This amount largely comprises payment of receivables balance as of December 31, 2002 in the amount of $1,089, payment of January 2003 service fees in the amount of $300 and other payments largely related to our January 2003 sale of certain equipment and inventory in the approximate amount of $1,000.

        Charges for such services, which are included in service fee revenue, totaled $9,982, and $11,484 for the years ended December 31, 2001 and 2002, respectively. In addition, product sales to TVGateway totaled $961, and $92 for the years ended December 31, 2001 and 2002, respectively. Accounts Receivable from TVGateway amounted to $559 at December 31, 2001 and $1,089 at December 31, 2002. WorldGate is accounting for its 22% investment in the joint venture under the equity method.

        The Company's share of TVGateway losses to date have exceeded our investment, and given that the Company is not contemplating additional investment in TVGateway, nor is there any requirement for WorldGate to invest further in TVGateway, we do not foresee any additional losses to the Company as a result of growing TVGateway losses. TVGateway continues to develop the guide products and it is envisioned that the partner MSOs will deploy the product though it is unclear as to when this might happen and the level of deployment the MSOs will commit to TVGateway. It should also be understood that the cable operators continue to use competitive guide products and there is no certainty that they will convert some of these competitive products to TVGateway. TVGateway is fully dependent on funding from its MSO owners and to the extent one or more of the partners decides not to provide additional funding this could impact on the viability of TVGateway.

        Summarized financial information for the Company's investment in the TVGateway joint venture, accounted under the equity method is summarized below:

TVGateway LLC	2001	2002
	(Dollars in thousands)
Total assets	$5,314	$4,265
Current liabilities	129	1,207
Members' interest	$5,185	$3,058
	Year Ended December 31,
TVGateway LLC
	2001	2002
	(Dollars in thousands)
Net sales	$339	$705
Loss from operations	(9,819)	(11,953)
Net loss	$(9,716)	$(11,877)

        During the second quarter of 2002, Adelphia Communications, Inc., one of the cable operator joint venture partners, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. As such, this may affect its ability to participate in future additional capital contributions to the joint venture. The joint venture partners are not obligated to continue funding TVGateway.

  Related Cable Operator Agreements

        Concurrent with the formation of the TVGateway joint venture, the Company entered into multi-year agreements with four cable operators for the digital deployment of the Company's ITV- service to a predetermined number of households. In addition to the deployment agreements, the cable providers purchased an aggregate of 1,531,211 shares of the Company's Common Stock yielding proceeds to the Company of $24,530. These same cable operators were issued warrants to purchase additional shares of Common Stock which will vest at varying rates based on the deployment of the Company's ITV-SM- service on the cable operator's digital cable system.

        Furthermore, the Company entered into a supply agreement with the cable operators whereby the Company agreed to supply these cable operators, on a pro rata basis, products that pertain to the development and deployment of the WorldGate service. The Company initially recorded a liability in the amount of $5,110 related to this obligation. The recorded amount was based on the Company's best estimate of what it would cost to satisfy the contractual obligation to the various cable operators. The Company's policy has been not to adjust the liability after it had been established. Any future change in the contractual obligation liability would be a reclassification to additional paid in capital. When equipment credits are utilized by the cable operators, the value of the equipment is reflected in its entirety in the cost of revenues. The equipment credit expires on August 24, 2003. At December 31, 2002, the Company had a remaining liability of $3,283 for the anticipated cost of satisfying this obligation.

        In December 2002, WorldGate entered into a settlement agreement with CoxCom, Inc., of the cable operator joint venture partners, stemming from a Term Sheet entered into by the two parties on July 24, 2000 whereby, among other things, CoxCom had agreed to make the WorldGate service available to a specified number of two-way interactive digital homes passed. As the cable operator had not complied and no longer intended to comply with the provisions in the Term Sheet, a settlement was reached between the two parties whereby the cable operator paid the Company $300 in cash, returned 500,000 shares of common stock of WorldGate that it previously purchased, and cancelled their right to the remaining unused portion of the above-mentioned equipment credit. The cash received has been recorded as other income and the common stock returned is reflected in treasury stock. The Company also reduced its contractual liability in the amount of $801 (with an offsetting entry to additional paid in capital) due to the operator's cancellation of their right to the equipment credit.

14.   Digital Video Art, Inc. Acquisition

        On April 28, 2000, the Company completed the acquisition of Digital Video Art, Inc. ("DVA"), a Campbell, California based engineering services operation providing out-sourced product development, with expertise in digital television and 3D graphics.

        The total purchase consideration of $3,977 consisted of 119,000 shares of Common Stock with a value of $2,500, assumption of obligations totaling $1,332, and acquisition costs of $145. The purchase consideration of the acquired assets and assumed liabilities were allocated based on fair values as follows:

Assets acquired	$582
Liabilities assumed	(213)
Goodwill	3,608

Total purchase consideration	$3,977

        In addition, the total purchase price included $4,174 in contingent consideration which became determinable during the fourth quarter of 2000. The Company expensed this contingent consideration as compensation in engineering and development expense.

        During March 2001, the Company placed $4,424 into an escrow account for the payment of this contingent consideration and the remainder of the then outstanding purchase consideration. In April 2001, the Company began making payments from the escrow fund to the DVA shareholders of $3,225, of which $2,836 was paid in cash and $390 was paid by delivery of 231,000 shares of common stock, leaving $1,199 remaining in the escrow account as of September 30, 2001. The remaining obligation of the Company to DVA in the amount of $1,199 was paid by the Company in cash in October 2001. During all of 2001, the above amounts included, the Company paid $5,134 in cash and $390 in stock to satisfy their liability to the DVA shareholders.

15.   Employee Benefit Plan

        In 2000, the Company established a Retirement Savings Plan that is funded by the participant's salary reduction contributions. All employees of the Company are eligible to participate in the plan upon joining the Company. The plan is intended to permit any eligible employee who wishes to participate to contribute up to 12% of the employee's compensation on a before-tax basis under Section 401(k) of the Internal Revenue Code. The plan provides for discretionary Company matching contributions and discretionary Company profit-sharing contributions. Contributions are invested, in such proportions as the employee may elect in any of 10 mutual investment funds. In 2001 and 2002, the Company made no discretionary profit-sharing contributions to the plan.

16.   Supplemental disclosure of cash flow information

	Year ended December 31,
	2001	2002
	(dollars in thousands)
Cash paid for interest	$93	$12

Non-cash investing and financing activities:
Utilization of contractual obligation related to equity financing	$866	$82
Settlement of contractual obligation related to equity financing	—	802
Acquisition of treasury stock resulting from settlement of contractual obligation	—	5
Issuance of common stock in payment of notes payable to DVA shareholders	390	—
Increase in notes payable to DVA shareholders from reduced valuation realized on common stock issued	738	—
Issuance of notes payable for Directors and Officers' insurance policy	—	443

17.   Recent Developments

        The Company filed a registration statement with the Securities and Exchange Commission on September 16, 2002 relating to a proposed distribution to its shareholders of subscription rights to purchase additional shares of common stock and warrants of the Company. The timing of any rights offering will, however, be dependent upon an evaluation of our stock price and other material factors. If the Company elects to proceed with the offering it is anticipated that each right will entitle the holder to purchase one share of the Company's common stock and a warrant to purchase one share of common stock at a subscription price to be determined. The Company does not know when the registration statement will be declared effective and there is no guarantee as to the level of the participation or the amount of the proceeds, if any, to be received in connection with the rights offering.

Supplemental Quarterly Data (unaudited):

	First	Second	Third	Fourth
	(dollars in thousands other than per share amounts)
2002
Net revenues	$3,176	$3,917	$4,296	$2,489
Loss from operations	(4,220)	(9,484)	(3,160)	(2,602)
Net loss	(4,155)	(9,479)	(3,163)	(2,413)
Basic and diluted net loss per common share	(0.18)	(0.40)	(0.13)	(0.10)
2001
Net revenues	4,080	4,776	3,795	4,195
Loss from operations	(9,897)	(9,078)	(7,575)	(4,520)
Net loss	(10,587)	(8,803)	(7,408)	(4,547)
Basic and diluted net loss per common share	(.45)	(.38)	(.31)	(.19)

FINANCIAL STATEMENTS

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in Thousands)

	September 30, 2003	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$850	$589
Short—term investments	—	3,218
Accounts receivable, less allowance for doubtful accounts of $343 at September 30, 2003 and $1,596 at December 31, 2002	2,674	1,407
Accounts receivable due from related parties	138	1,186
Inventory	1,423	3,962
Prepaid and other assets	380	281
Total current assets	5,465	10,643
Property and equipment	4,503	5,109
Less: accumulated depreciation and amortization	(2,732)	(2,605)
Property and equipment, net	1,771	2,504
Deposits and other assets	397	872
Total assets	$7,633	$14,019
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes Payable	$—	$50
Accounts payable	740	775
Accounts payable due to related party	65	453
Accrued expenses	564	779
Accrued compensation and benefits	212	1,132
Contractual obligations related to equity financing	0	3,283
Deferred rent credit, current and other	30	87
Total current liabilities	1,611	6,559
Deferred rent credit	142	165
Total liabilities	1,753	6,724
Stockholders' equity:
Preferred Stock, $.01 par value, 13,500,000 shares authorized	—	—
Common stock, $.01 par value, 50,000,000 shares authorized, 23,580,876 shares issued and outstanding at September 30, 2003 and 23,577,963 shares issued and outstanding at December 31, 2002	236	236
Additional paid-in capital	197,758	193,391
Warrant for Common Stock	1,911	1,911
Accumulated deficit	(194,020)	(189,238)
Less Treasury Stock, at cost—500,000 shares as of September 30, 2003 and December 31, 2002	(5)	(5)
Total stockholders' equity	6,180	7,295
Total liabilities and stockholders' equity	$7,633	$14,019

The accompanying notes are an integral part of these financial statements.

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in Thousands, Except per Share Amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2002	2003	2002	2003
Revenues
Equipment product revenues earned from third parties	$674	$445	$805	481
Equipment product revenues earned from related parties	14	87	1,119	263
Service fee revenues earned from third parties	201	207	623	963
Service fee revenues earned from related parties	52	3,557	950	9,682
Total revenues	941	4,296	3,497	11,389
Costs and expenses
Cost of equipment product revenues	1,523	685	3,414	4,354
Cost of service fee revenues	1	3,291	804	9,120
Engineering and development (excluding depreciation and amortization amounts of $69 and $151 for the three months ended September 30, 2003 and 2002, respectively, and $289 and $450 for the nine months ended September 30, 2003 and September 30, 2002, respectively).	723	1,920	2,667	6,711
Sales and marketing (excluding depreciation and amortization amounts of $17 and $80 for the three months ended September 30, 2003 and 2002, respectively, and $52 and $243 for the nine months ended September 30, 2003 and September 30, 2002, respectively).	173	561	745	2,069
General and administrative (excluding depreciation and amortization amounts of $84 and $88 for the three months ended September 30, 2003 and September 30, 2002, respectively, and $251 and $261 for the nine months ended September 30, 2003 and September 30, 2002, respectively).	1,150	680	2,956	2,038
Depreciation and amortization	169	319	592	954
Goodwill impairment	0	0	0	3,006
Total costs and expenses	3,739	7,456	11,178	28,252
Loss from operations	(2,798)	(3,160)	(7,681)	(16,863)
Interest and other income	28	35	67	140
Interest and other expense	(127)	(38)	(167)	(74)
Gain on the sale of Investment in TVGateway, LLC	600	0	600	0
Gain on the sale of intellectual property	2,400	0	2,400	0
Net Income (Loss)	$103	$(3,163)	$(4,781)	$(16,797)

Net Income (Loss) per common share (basic and diluted)	$0.00	$(0.13)	$(0.20)	$(0.71)
Weighted average common shares outstanding—basic and diluted:
Basic	23,580,543	23,576,243	23,579,690	23,572,577
Fully Diluted	23,662,115	23,576,243	23,579,690	23,572,577

The accompanying notes are an integral part of these financial statements.

WORLDGATE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in Thousands)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(4,781)	$(16,797)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	592	954
Bad debt expense	551	402
Amortization of deferred compensation	0	171
Non-cash stock based compensation	83	0
Impairment of goodwill	0	3,006
Provision for inventory	1,377	1,601
Loss on the disposition of fixed assets	127	0
Gain on sale of fixed assets	(2,400)	0
Gain on sale of investment in TVGateway, LLC	(600)	0
Changes in operating assets and liabilities:
Accounts receivable	1,630	1,296
Inventories	1,162	871
Prepaid and other assets	376	(76)
Accounts payable	(423)	820
Accrued expenses	(215)	(501)
Accrued compensation and benefits	(920)	(531)
Other	(80)	(43)
Net cash used in operating activities	(3,521)	(8,827)

Cash flows from investing activities:
Capital expenditures	0	(62)
Proceeds from maturities of short-term investments, net	3,423	6,794
Proceeds from sale of equipment	368	0
Proceeds from the sale of investment in TVGateway, LLC	600	0

Net cash provided by investing activities	4,391	6,732

Cash flows from financing activities:
Proceeds from issuance of common stock	1	13
Proceeds from notes payable	0	443
Repayments of capital leases and notes payable	(610)	(245)

Net cash provided by (used in) financing activities	(609)	211

Net increase (decrease) in cash	261	(1,884)
Cash and cash equivalents, beginning of period	589	3,356
Cash and cash equivalents, end of period	$850	$1,472

Cash paid for interest	$15	$7
Non-cash financing activity:
Issuance of note payable to finance D&O insurance	560	0
Utilization of contractual obligation related to equity financing	0	25
Termination of contractual obligation related to equity financing	3,283	0

The accompanying notes are an integral part of these financial statements.

WORLDGATE COMMUNICATIONS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Dollar Amounts are in Thousands, Except for per Share Amounts)
(Unaudited)

1.     Basis of Presentation.

        The unaudited financial statements of WorldGate Communications, Inc. ("WorldGate" or the "Company") for the three months ended September 30, 2003 presented herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for quarterly reports on Form 10-Q. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements for the year ended December 31, 2002 and the notes thereto included in the Company's Annual Report on Form 10-K.

        The financial information in this Report reflects, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the results for the interim period. Quarterly operating results are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

2.     Liquidity and Going Concern Considerations.

        As of September 30, 2003 the Company had cash and cash equivalents of $850. The operating cash usage for the three and nine months ended September 30, 2003 was $1,072 and $3,521, respectively. On September 30, 2003, the Company sold to TVGateway, LLC certain interactive television ("ITV") intellectual property rights and certain software and furniture also related to the ITV business that were being used by TVGateway, for $2.4 million pursuant to an Asset Purchase Agreement (the "Agreement"). In addition, on August 7, 2003, TVGateway redeemed WorldGate's equity interest in TVGateway for $600,000 in cash pursuant to a redemption agreement. The purchase price for these assets in the aggregate was $3 million and will be used by the Company to fund continuing operations, as well as to develop and distribute its new Ojo video phone telephony product. With the September 30, 2003 closing of the TVGateway transaction and receipt of the $2.4 million from TVGateway (less associated costs of $300) on October 1, 2003, the Company projects that it will have sufficient funding to continue operations into the first quarter of 2004, assuming no additional funding is received. As part of this transaction, the Company retained a royalty-free license to certain of the transferred intellectual property rights and software, and with such license the Company is able to continue to support its current interactive television customers. Accordingly, at this time the Company expects to continue to receive revenues from the operation of this business, although given the Company's going concern considerations, no assurances can be provided as to the amount and collectability of such revenues, or to the periods in which such revenues may be received. However, the Company continues to evaluate the merits of staying in the ITV business versus exiting and putting all its focus behind video telephony. If it were to exit the ITV business it would lose the revenue from this business and could potentially be faced with write-offs on inventory and equipment that would no longer be needed.

        The Company has no outstanding debt and its assets are not pledged as collateral. The Company continues to evaluate possibilities to obtain additional financing through public or private equity or debt offerings, bank debt financing, asset securitizations or from other sources. Such additional financing would be subject to the risk of availability, may be dilutive to our shareholders, or could impose restrictions on operating activities. There can be no assurance that this additional financing will be available on terms acceptable to the Company, if at all. The Company has limited capacity to further reduce its workforce and scale back on capital and operational expenditures to decrease cash burn given the measures it has already taken to reduce staff and expenses.

        The unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Therefore, the financial statements do not include any adjustments relating to the Company's ability to operate as a going concern. The appropriateness of using the going concern basis in the future, however, will be dependent upon the Company's ability to address its liquidity needs as described above. There is no assurance that the Company will be able to address its liquidity needs through the measures described above on acceptable terms and conditions, or at all, and, accordingly, there is substantial doubt about the Company's ability to continue as a going concern beyond the second quarter of 2004.

3.     Recent Accounting Pronouncement.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003 and to variable interests in variable interest entities obtained after January 31, 2003. A company with a variable interest or a variable interest entity created before February 1, 2003 shall apply the provisions of FIN 46 effective December 31, 2003. Management does not believe the adoption of this Interpretation will have an impact on the Company's consolidated financial position or results of operations.

        The FASB recently issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". In addition, the Emerging Issues Task Force recently issued EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables". The adoption of these accounting pronouncements did not have a material impact on the Company's consolidated financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). This interpretation expands the disclosure requirements of guarantee obligations and requires the guarantor to recognize a liability for the fair value of the obligation assumed under a guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying instrument that is related to an asset, liability, or equity security of the guaranteed party. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, "Accounting for Derivatives and Hedging" ("SFAS No. 133"), a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance. The disclosure requirements of FIN 45 were effective as of December 31, 2002. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The requirements of FIN 45 did not have a material impact on our results of operations, financial position or liquidity.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how an issuer of financial statements classifies and measures certain financial instruments that have characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have any impact on the Company's financial statements.

4.     Accounts Receivable

        Included in Account Receivables is $2.4 million from TVGateway, LLC related to the sale of intellectual property (see footnote 2).

5.     Agreement with Argentine Customer.

        In 2001, the Company sold $742 worth of deployment equipment, keyboards and other items to a cable operator in Argentina who at the time, was not experiencing economic difficulties. Shortly after the sale, the country of Argentina encountered economic difficulties that adversely affected our Argentine customer's financial position. Our Argentine customer made a $400 payment on the equipment purchased but was having difficulties satisfying the remaining unpaid portion of their invoice of $342. During the second quarter of 2002, after further negotiations with our Argentine customer, the Company believed that the best course of action to salvage value from the remaining $342 unpaid balance was to agree to a cash payment of $55, take back a portion of the keyboards previously sold worth $150 (which was recorded as a reduction in revenues), and write off the remaining unsatisfied portion of their invoice of $137 as general and administrative expense. The keyboards taken back from our customer can be resold to other cable operators in Spanish speaking countries. It is not a normal policy or practice of the Company to take back inventory previously sold; it was done only due to the extenuating circumstances. Our Argentine customer has made the cash payment stipulated in the agreement.

6.     Inventories.

        Inventories are summarized as follows:

	September 30, 2003	December 31, 2003
Raw Material	$1,423	$2,479
Work in Progress	—	2
Finished Goods	—	865
Inventory held by customers and vendors	—	616

	$1,423	$3,962

7.     Stock-Based Compensation.

        The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure".

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans, and accordingly, no compensation cost has been recognized for the Company's fixed stock based compensation. Had compensation cost been determined consistent with SFAS No. 123, as amended by SFAS No. 148, the Company's net loss would have been increased to the following pro forma amounts:

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2003	2002	2003	2002
Net Income (Loss):
As reported	$103	$(3,163)	$(4,781)	$(16,797)
Add: Stock-based compensation expense included in reported net loss, net of related tax effects of $0	43	44	83	171
Deduct: Total stock-based employee expense determined under the fair value based method for all awards, net of related tax effects	(1,359)	(1,060)	(4,129)	(3,797)

Pro forma net loss	(1,213)	(4,179)	(8,827)	(20,433)
Net Loss per share:
Basic and diluted—as reported	0.00	(0.13)	(0.20)	(0.71)
Basic and diluted—pro forma	(0.51)	(0.18)	(0.37)	(0.87)

        Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

8.     Related Party Transactions.

        In 1997, the Company entered into agreements with certain cable operators who are investors. Revenues recognized from such investors were approximately $64 and $119, for the three months ended September 30, 2003 and September 30, 2002 and approximately $200 and $299, respectively, for the nine months ended September 30, 2003 and September 30, 2002. Accounts receivable from such investors amounted to approximately $138 at September 30, 2003 and $97 at December 31, 2002.

        The Company has agreements with some investors to provide engineering and development support. As a result of these agreements, the Company has expensed approximately $394 and $355, respectively, for the three months ended September 30, 2003 and September 30, 2002 and approximately $950 and $1,508, respectively, for the nine months ended September 30, 2003 and September 30, 2002. Accounts payable to these stockholders amounted to $65 and $468 at September 30, 2003 and December 31, 2002, respectively. These stockholders are suppliers of technology and components for the Company's products and services. These agreements provide for licensing of technology, as well as contracted services, including hardware and software development, product testing and certification, and the creation and development of tools and systems to facilitate the Company's engineering efforts. These agreements do not provide for ongoing royalties, purchase provisions, nor for any requirement to provide additional funding to the Company.

        In 1998 the Company entered into a leasing arrangement for a building with an entity formed by non-employee investors. Included in deposits and other assets at September 30, 2003 and 2002 is $388 and $864, respectively, related to this lease. The Company has not paid its rent on its current facility since May 2003, totaling approximately $425. Subsequent to June 30, 2003, the corresponding monthly and operating amounts which approximate $85 per month, have been deducted by our landlord from the deposit referenced above which is the security deposit the Company maintains with respect to the building. Although the Company and the non-employee investor are in the process of trying to negotiate a settlement, the non-employee investor has perfected its interest to enable it to take possession of the facility.

9.     TVGateway Joint Venture and related Cable Operator Agreements.

        On July 24, 2000, the Company formed a separate joint venture, TVGateway, LLC, with four cable operators. As part of this venture WorldGate entered into a management agreement with TVGateway to provide engineering, operations and administrative support services. In addition to providing for the terms and conditions under which such services were to be provided, the management agreement provided for WorldGate and TVGateway to cooperate to transition to TVGateway some or all of the support services being provided by WorldGate and/or the employees providing these services. In addition, this provision required WorldGate to remain available to provide support services until July 24, 2005. During 2002 WorldGate and TVGateway agreed to commence the transition of services pursuant to this provision. In addition, the parties agreed that the management agreement would be of no further force and effect with respect to the services that are transferred as of the date of completion of the specific transfers. The companies completed this transition in first quarter 2003, and accordingly, WorldGate has now been relieved of any continuing obligation to provide such transitioned services. Further, WorldGate will no longer receive future revenues from the management agreement with TVGateway.

        Revenues for such services, which are included in service fee revenue, totaled $0, and $3,438, respectively for the three months ended September 30, 2003 and 2002, and $794 and $9,464, respectively, for the nine months ended September 30, 2003 and 2002. In addition, product sales to TVGateway totaled $0 and $86 for the three months ended September 30, 2003 and 2002, and $1,074 and $182, respectively, for the nine months ended September 30, 2003 and 2002. Accounts Receivable from TVGateway amounted to $1 at September 30, 2003 and $1,089 at December 31, 2002. WorldGate was accounting for its 18% investment in the TVGateway joint venture, which was previously reduced to a carrying value of $0 due to prior losses, under the equity method.

        On September 30, 2003 the Company announced that it had sold to TVGateway, LLC certain ITV intellectual property rights and certain software and equipment related to the ITV business, which TVGateway was currently using, for $2.4 million. In addition, on August 7, 2003, WorldGate and TVGateway entered into a redemption agreement pursuant to which TVGateway redeemed WorldGate's equity interest in TVGateway for $600 thousand in cash. The purchase price for these assets in the aggregate was $3 million and will be used by the Company to fund continuing operations, as well as to develop and distribute its new Ojo video telephony product. As part of this transaction WorldGate retained a royalty-free license to certain of the transferred intellectual property rights and software, and with such license, at this time the Company plans to continue to support its current interactive television ("ITV") customers. However, the Company continues to evaluate the merits of staying in the ITV business versus exiting and putting all its focus behind video telephony. If it were to exit the ITV business it would lose the revenue from this business and could potentially be faced with write-offs on inventory and equipment that would no longer be needed.

  Related Cable Operator Agreements.

        In 2000, and concurrently with the formation of the TVGateway joint venture, the Company entered into multi-year agreements with four cable operators for the digital deployment of the Company's ITV service to a predetermined number of households. In addition to the deployment agreements, the cable providers purchased an aggregate of 1,531,211 shares of the Company's Common Stock yielding proceeds to the Company of $24,530. These same cable operators were issued warrants to purchase additional shares of Common Stock which were to vest at varying rates based on the deployment of the Company's ITV service on the cable operator's digital cable system. As part of the asset sale to TVGateway, two of the cable operators have returned their warrants to WorldGate, in the aggregate amount of 1 million shares and the same have been cancelled.

        Furthermore, the Company entered into a supply agreement with the cable operators whereby the Company agreed to supply these cable operators, on a pro rata basis, products that pertain to the development and deployment of the WorldGate service. The Company initially recorded a liability in the amount of $5,110 related to this obligation. The recorded amount was based on the Company's best estimate of what it would cost to satisfy the contractual obligation to the various cable operators. The Company's policy has been to not adjust the liability after it has been established. Any future change in the contractual obligation liability would be a reclassification to additional paid in capital. When equipment credits are utilized by the cable operators, the value of the equipment is reflected in its entirety in the cost of revenues. The equipment credit balance of $3,283 expired on August 24, 2003, consequentially, the Company reduced this liability of $3,283 and increased its paid in capital.

10.   Net Loss per Share.

        Basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per common share excludes potential common shares if the effect is antidilutive. Potential common shares comprise shares of common stock issuable upon the exercise of stock options and warrants. The number of potential common shares which would have been assumed to be converted in the periods ended September 30, 2003 and 2002 and have a dilutive effect if the Company had income from continuing operations, or if the options' exercise price was less than the average market price of the common shares, is 5,861,201 and 6,333,582, respectively.

11.   Recent Developments.

        On August 26, 2003, the Company filed a request for immediate withdrawal of its registration statement on Form S-1 (File Number 333-99633) relating to a proposed distribution to its stockholders of subscription rights to purchase additional shares of common stock and warrants of the Company. The registration statement was not declared effective by the Commission, and none of the Company's securities were sold pursuant to the registration statement.

3,745,000 SHARES OF COMMON STOCK

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        The registrant's certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        The registrant's bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the board of directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination.

        The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws.

        The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

        Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

        The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by WorldGate Communications, Inc. in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions and underwriters' non-accountable expense allowance):

Securities and Exchange Commission registration fee	$282
Printing and engraving expenses	$2,500	*
Legal fees and expenses	$50,000	*
Accounting fees and expenses	$10,000	*
Transfer agent and registrar fees and expenses	$2,000	*
Miscellaneous	$5,218	*

Total	$70,000

*
Represents an estimated amount of the expense.

Item 26. Recent Sales of Unregistered Securities.

(1)
On December 1, 2003, we completed a private placement of 1,375,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 412,500 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 275,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 82,500 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights.

  The private placement resulted in gross proceeds to the Company of approximately $1.1 million. Ashenden Finance acted as the Company's placement agent with respect to the Private Placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the Private Placement in connection with its engagement by the Company.

  The common shares, warrants, and additional investment rights were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(2)
On December 4, 2003, we completed a private placement of 625,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 187,500 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 125,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 37,500 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights.

  The private placement resulted in gross proceeds to the Company of $500,000. Ashenden Finance acted as the Company's placement agent with respect to the Private Placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the Private Placement in connection with its engagement by the Company.

  The common shares, warrants, and additional investment rights were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(3)
On December 19, 2003, we issued 625,000 shares of our common stock to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them. The common stock was issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

Item 27. Exhibits.

        The following is a list of exhibits filed as a part of this annual report on Form 10-K. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically except for those situations where the exhibit number was the same as set forth below.

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (1)
4.1	Form of Warrant issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement between the Company and the Purchasers dated as of December 4, 2003)(2)
4.2	Form of Additional Investment Right issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement between the Company and the Purchasers dated as of December 4, 2003)(2)
5.1	Opinion of Drinker Biddle & Reath LLP*
10.1	Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and Balanced Capital LLC (3)
10.2	Manufacturing Agreement between WorldGate and Mototech Inc. dated September 9, 2003*
10.3	First Amended and Restated Stockholders' Agreement dated September 2, 1998 among WorldGate and the stockholders identified therein (3) (filed as Exhibit 10.16 to the IPO Registration Statement)
10.4	Amendment to First Amended and Restated Stockholders' Agreement dated July 21, 2000 among WorldGate and the stockholders identified therein.(4) (filed as Exhibit 10.9 to the 2000 Annual Report)
10.5	Amended and Restated 1996 Stock Option Plan, as amended (4) (filed as Exhibit 10.10 to the 2000 Annual Report)
10.6	2001 Employee Stock Purchase Plan (4) (filed as Exhibit 10.11 to the 2000 Annual Report)
10.7	Amended and Restated Securities Purchase Agreement dated as of December 4, 2003 by and between the Company and the Purchasers (as defined therein)(5)
16	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated October 3, 2003 regarding change in certifying accountant (6)
21	Subsidiaries (7)
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)*
24	Power of Attorney (included in signature page)

*
Filed herewith.

(1)
Incorporated by reference to the exhibits to the Company's Form 10-Q Report for the quarter ended March 31, 1999.

(2)
Incorporated by reference to the exhibits to the Company's Current Report on Form 8-K dated December 2, 2003.

(3)
Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (Registration No. 333-71997) (the "IPO Registration Statement").

(4)
Incorporated by reference to the exhibits of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed August 17, 2001 (the "2000 Annual Report").

(5)
Incorporated by reference to the exhibits to the Company's Current Report on Form 8-K dated December 4, 2003.

(6)
Incorporated by reference to the exhibits to the Company's Current Report on Form 8-K dated October 6, 2003.

(7)
Incorporated by reference to the exhibits to the Company's Form 10-K Report for the fiscal year ended December 31, 2002.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that:

        (1)   The undersigned hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        (2)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)   For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (4)   In accordance with Item 512(a) of Regulation S-B, relating to Rule 415 Offerings,

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, as amended, if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Trevose, Commonwealth of Pennsylvania, on December 23, 2003.

WORLDGATE COMMUNICATIONS, INC,
By:
/s/ HAL M. KRISBERGH Hal M. Krisbergh Chairman of the Board of Directors and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hal M. Krisbergh and Randall J. Gort, Esquire, or each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (2) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, on the 23rd day of December, 2003.

Signature	Title

/s/ HAL M. KRISBERGH Hal M. Krisbergh	Chairman of the Board of Directors and Chief Executive Officer
/s/ JOEL BOYARSKI Joel Boyarski	Vice President, Chief Financial Officer
/s/ STEVEN C. DAVIDSON Steven C. Davidson	Director
Clarence L. Irving, Jr.	Director

/s/ MARTIN JAFFE Martin Jaffe	Director
/s/ JEFF MORRIS Jeff Morris	Director
Lemuel Tarshis	Director

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TABLE OF CONTENTS
WORLDGATE COMMUNICATIONS, INC.
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Dollar Amounts are in Thousands, Except per Share Amounts)
BUSINESS
PROPERTY
LEGAL PROCEEDINGS
MANAGEMENT
SUMMARY COMPENSATION TABLE FISCAL YEARS 2002, 2001 and 2000
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF THE SECURITIES
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
WHERE YOU CAN FIND MORE INFORMATION
WORLDGATE COMMUNICATIONS, INC. INDEX TO FINANCIAL STATEMENTS
Report of Independent Accountants
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (DOLLARS IN THOUSANDS)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DOLLARS AND SHARES IN THOUSANDS)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN THOUSANDS)
WORLDGATE COMMUNICATIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands except for per share amounts)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in Thousands)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (Dollars in Thousands, Except per Share Amounts)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in Thousands)
NOTES TO CONDENSED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES